UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NCI BUILDING SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

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January 27, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. CST on Tuesday, February 25, 2014, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041. At this meeting you will be asked to:

(1)	Proposal 1: Elect the three (3) Class III directors named in the accompanying proxy statement to serve until the 2017 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;
(2)	Proposal 2: Approve the Senior Executive Bonus Plan;
(3)	Proposal 3: Provide an advisory vote on executive compensation;
(4)	Proposal 4: Provide an advisory vote on the frequency of the advisory vote on executive compensation;
(5)	Proposal 5: Ratify the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2014; and
(6)	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting of Stockholders. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,

NORMAN C. CHAMBERS

NORMAN C. CHAMBERS
Chairman of the Board, President
and Chief Executive Officer

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2014

The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, on Tuesday, February 25, 2014, at 10:00 a.m. CST. The Annual Meeting of Stockholders will be held for the following purposes:

1.	Proposal 1: The election of the three (3) Class III directors named in the accompanying proxy statement to serve until the 2017 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;
2.	Proposal 2: Approval of the Senior Executive Bonus Plan;
3.	Proposal 3: Provide an advisory vote on executive compensation;
4.	Proposal 4: Provide an advisory vote on the frequency of the advisory vote on executive compensation;
5.	Proposal 5: Ratification of the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2014; and
6.	The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 14, 2014 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 27, 2014.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order of the Board of Directors,

TODD R. MOORE

TODD R. MOORE
Executive Vice President, General Counsel and
Corporate Secretary

January 27, 2014

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting To Be Held February 25, 2014

The Notice of Annual Meeting of Stockholders, our Proxy Statement, and Annual Report
to Stockholders are available at www.edocumentview.com/NCS.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 25, 2014

i

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2014

This proxy statement is furnished to stockholders of NCI Building Systems, Inc. (“NCI,” the “Company,” “we,” and “us”) in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held February 25, 2014 at 10:00 a.m. CST. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. Stockholders have a choice of voting over the Internet, at www.investorvote.com/NCS, by telephone using the number 1-800-652-8683, or using a traditional proxy card. The deadline for voting by telephone or electronically is 12:00 a.m. Eastern Time, on February 25, 2014.

If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering written notice of revocation to the Corporate Secretary of NCI, (2) signing, dating, and delivering to the Corporate Secretary of NCI a later dated proxy at our principal executive offices, which are located at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or (3) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a street name stockholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 27, 2014.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR Proposal 1, the election as directors of the nominees listed under “Election of Directors;”
•	FOR Proposal 2, the approval of NCI’s Senior Executive Bonus Plan;
•	FOR Proposal 3, in favor of our executive compensation philosophy;
•	FOR the THREE-YEAR frequency option in Proposal 4; and
•	FOR Proposal 5, the ratification of Ernst & Young LLP as NCI’s independent registered public accountants for the year scheduled to end on November 2, 2014 (“Fiscal 2014”); and
•	At the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our Board of Directors (our “Board”) is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), represented by the proxies in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

Our Board is soliciting proxies from the holders of record of our Common Stock at the close of business on January 14, 2014. We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting, and no other person or persons will bear those costs either directly or indirectly.

The solicitation of proxies by our Board of Directors will be conducted primarily by mail. In addition, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material.

Our transfer agent, Computershare Investor Services, Inc., will assist us in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, we estimate that we will pay approximately $45,000 in the aggregate for fees and expenses. In addition, we will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders beneficial owners of our Common Stock.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 14, 2014. At the close of business on that date we had 74,738,310 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. On January 15, 2014, we completed the repurchase of 1,150,000 shares of Common Stock from Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. (collectively, the “Investors”) in a privately negotiated, non-underwritten transaction pursuant to a Stock Repurchase Agreement dated January 6, 2014 (the “Stock Repurchase”). The Stock Repurchase was approved and recommended by the Affiliate Transactions Committee of our Board of Directors. The shares of Common Stock purchased in the Stock Repurchase were subsequently cancelled. After giving effect to the Stock Repurchase and the cancellation of the repurchased shares, on January 15, 2014, we had outstanding 73,588,310 shares of Common Stock. Each share of Common Stock outstanding on the record date is entitled to one vote.

Unless otherwise noted, the following tables set forth, as of January 15, 2014 (the “Ownership Date”), after giving effect to the closing on January 15, 2014 of (i) the sale by the Investors of 9,775,000 shares of Common Stock owned by them in a registered underwritten offering (the “Secondary Offering”) and (ii) the Stock Repurchase, the number of shares of our equity securities beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director and nominee for director, (3) each of our executive officers identified under the caption “Executive Compensation,” and (4) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 10943 North Sam Houston Parkway West, Houston, Texas 77064.

	Beneficial Ownership(1)
Name of Beneficial Owner or Group	Number of Shares	Percent
	Common Stock
Clayton Dubilier & Rice Fund VIII, L.P.(2)	43,103,910	58.6
CD&R Friends & Family Fund VIII, L.P.(2)	107,907	*
Norman C. Chambers(3)	1,059,132	1.4
Kathleen J. Affeldt(3)	30,269	*
James G. Berges(3)(4)	—	*
Gary L. Forbes(3)	47,512	*
John J. Holland(3)	18,333	*
Lawrence J. Kremer(3)	18,026	*
George Martinez(3)	36,052	*
Nathan K. Sleeper(3)(4)	—	*
Jonathan L. Zrebiec(3)(4)	—	*
Mark W. Dobbins(3)	397,761	*
Mark E. Johnson(3)	480,870	*
Todd R. Moore(3)	193,627	*
Bradley D. Robeson(3)	244,070	*
All directors and executive officers as a group (21 persons)(5)	2,961,273	4.02

*	Less than 1%.
(1)	Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan and phantom units owned under our Deferred Compensation Plan but does not include any of the performance share units granted to the listed persons on August 1, 2012 and December 6, 2012 (see “Compensation Discussion & Analysis — Elements of Executive Compensation — Long-Term Incentive Compensation”). If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he or she owns. Those shares are not included in the computations for any other person. Please see the table accompanying footnote 4 below for additional information regarding equity compensation awards held by the listed persons.
(2)	Unless otherwise indicated, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. are referred to collectively as the “Investors.” Does not include 56,307 restricted shares of Common Stock issued to Clayton, Dubilier & Rice, LLC (“CD&R, LLC”), as assignee of director compensation payable to Messrs. James G. Berges, Nathan K. Sleeper and Jonathan L. Zrebiec.

The general partner of each of the Investors is CD&R Associates VIII, Ltd., whose sole stockholder is CD&R Associates VIII, L.P. The general partner of CD&R Associates VIII, L.P. is CD&R Investment Associates VIII, Ltd.

CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by the Investors. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the Investors are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the Investors.

Each of CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares held by the Investors and the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. The Investors expressly disclaim beneficial ownership of the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. CD&R, LLC expressly disclaims beneficial ownership of the shares held by the Investors.

The address for the Investors, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies. The address for CD&R, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)	The number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date but excludes options not exercisable within 60 days after the Ownership Date. No currently unexercisable options would become exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of shares of issued restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
	Exercisable (included in the table above)	Not Exercisable within 60 days (not included in the table above)	Unvested Restricted Stock (included in the table above)
Norman C. Chambers	664,137	8,334	64,697
Kathleen J. Affeldt	13,394	8,394	6,525
James G. Berges(4)	—	—	—
Gary L. Forbes	—	—	10,722
John J. Holland	6,697	7,569	6,938
Lawrence J. Kremer	3,873	5,361	8,043
George Martinez	568	—	10,722
Nathan K. Sleeper(4)	—	—	—
Jonathan L. Zrebiec(4)	—	—	—
Mark W. Dobbins	261,419	2,084	17,949
Mark E. Johnson	350,254	—	20,985
Todd R. Moore	109,370	1,720	11,382
Bradley D. Robeson	191,773	24,483	—
(4)	Does not include 43,211,817 shares of Common Stock held by investment funds associated with or designated by CD&R, LLC, or 56,307 shares of Common Stock issued to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Messrs. Berges, Sleeper and Zrebiec are members of our Board and executives of CD&R, LLC. Messrs. Berges, Sleeper and Zrebiec disclaim beneficial ownership of the shares held by CD&R, LLC and by investment funds associated with or designated by CD&R, LLC.
(5)	The number of shares of Common Stock beneficially owned by each director and executive officer as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
	Exercisable (included in the table above)	Not Exercisable within 60 days (not included in the table above)	Unvested Restricted Stock (included in the table above)
Richard W. Allen	—	—	6,996
Eric J. Brown	52,587	—	12,242
Mark T. Golladay	3,125	1,042	6,475
John L. Kuzdal	145,955	24,483	—
Bradley S. Little	—	—	—
Rick D. Morrow	360	—	6,996
Robert D. Ronchetto	—	—	7,756

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the voting power of the stock entitled to vote at an Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. All routine matters will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present.

Those nominees receiving a plurality of all of the votes cast on Proposal 1 at the Annual Meeting shall be elected to our Board. Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., referred to collectively as the “Investors,” which own or beneficially own shares of Common Stock representing over 50% of our outstanding voting power as of January 14, 2014, have expressed their intention to vote for the election as directors of the nominees listed under “Election of Directors.”

To be approved, our Senior Executive Bonus Plan must be approved by a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the meeting. The Investors have expressed their intention to vote in favor of Proposal 2.

The total number of votes cast on Proposal 3 for approval of our compensation philosophy, policies and procedures described in the Compensation Discussion & Analysis, or “CD&A”, and the compensation of our Named Executive Officers (as defined in the CD&A section of this proxy statement), must represent at least the majority of the outstanding voting power of NCI entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4, regarding the frequency of required stockholder approval of the Company’s compensation philosophy, policies and procedures described in the CD&A, and the compensation of our Named Executive Officers, must represent at least the majority of the outstanding voting power of NCI entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The Investors have agreed to vote in favor of Proposal 3 and in favor of the three-year term option of Proposal 4.

The total number of votes cast on Proposal 5, for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2014, must represent at least the majority of the votes cast in person or by proxy at the Annual Meeting.

Abstentions are counted for the purpose of determining the presence of a quorum at the Annual Meeting. An abstention has no effect on Proposal 1. With respect to Proposals 2 through 5, abstentions have the same effect as a vote against these proposals.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under NYSE rules, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. The NYSE’s Rule 452 precludes brokers from voting on non-discretionary proposals without specific instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker, dealer, custodian or other nominee is permitted to vote your shares only with regard to Proposal 5 to ratify the appointment of the independent registered public accounting firm, even if the holder does not receive voting instructions from you. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. For purposes of electing directors, a broker non-vote will not affect the outcome of the elections.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Third Amended and Restated By-Laws (the “By-Laws”) provide that the number of directors on our Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board. The number of members constituting our Board is currently fixed at ten.

In accordance with our Certificate of Incorporation and By-Laws, our Board is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. In addition, there is one vacancy on our Board which can be filled at any time by the Investors. Except as otherwise provided by the Stockholders Agreement by and between us and the Investors dated as of October 20, 2009 (the “Stockholders Agreement”), under our By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority of the votes that can be cast by directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of stockholders at which the term of office of the class to which the director has been elected expires. The terms of office of each of the Class III directors expire at this Annual Meeting and the terms of office of each of the Class I and Class II directors expire at the Annual Meetings in 2015 and 2016, respectively.

Three Class III directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2017, or until their respective successors are duly elected and qualified. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Board. Our Board has no reason to believe that any substitute nominee or nominees will be required. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of our company for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described in the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on the Board. There are no family relationships among any of our directors or executive officers.

Nominees For Election As Director

Class III Nominees For Election As Directors Who Serve Until The Annual Meeting To Be Held In 2017:

Norman C. Chambers

Mr. Chambers, age 64, has served as our Chairman of the Board since January 2008 and as our President and Chief Executive Officer since January 2007. He served as our President and Chief Operating Officer from April 2004 to January 2007 and has served as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee of our Board of Directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001,

Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. In 2011, Mr. Chambers was appointed to serve as a director of the Business Executives for National Security. Mr. Chambers is a director of the U.S. Chamber of Commerce. In 2011, Mr. Chambers was appointed to serve as chairman of the Let’s Rebuild America Leadership Council of the U.S. Chamber of Commerce. Mr. Chambers has over thirty-five years of experience in the engineering and construction industry. Mr. Chambers earned a B.A. from Springfield College and a M.B.A. from Boston College.

Director Qualifications: Mr. Chambers’ extensive financial and executive management experience provides him with the necessary skills to be Chairman of our Board of Directors. As a result of his experience, he has dealt with many of the major issues we deal with today, such as financial, strategic planning, compensation, management development, acquisitions, capital allocation, government and stockholder relations. He has developed in-depth knowledge of the engineering and construction industry generally and, as our Chief Executive Officer for the last three years, our company in particular.

Kathleen J. Affeldt

Ms. Affeldt, age 65, has served as a director since November 2009. Ms. Affeldt is the Chairperson of the Compensation Committee of our Board of Directors. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of SIRVA, Inc. and as chair of that board’s Compensation Committee. She also served as a director of Sally Beauty Holdings, and as the chair of that board’s Compensation Committee. She currently serves as a director of BTE, Inc. Ms. Affeldt attended the State University of New York and Hunter College in New York City, majoring in Business Administration.

Director Qualifications: Ms. Affeldt’s experience in large, multinational companies in general, as well as in the human resources field in particular, provides our Board of Directors with insight into the attraction, motivation, and retention of personnel. Additionally, her service on the boards of other public companies brings to our Board of Directors valuable insight into the strategic, financial, and personnel challenges faced by companies similar to NCI.

Nathan K. Sleeper

Mr. Sleeper, age 40, has served as a director since October 2009. Mr. Sleeper serves on the Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee of our Board of Directors. Mr. Sleeper is a partner of CD&R, LLC, having joined CD&R, Inc. in 2000. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Division. He has also been employed by Tiger Management. Mr. Sleeper currently serves as a director of US Foods, Inc., a director of HD Supply, Inc., a director of Atkore International Group, Inc., a director of Hussmann International, Inc., a director of Roofing Supply Group, LLC, a director of Wilsonart International Holdings LLC, and a director of Brand Energy & Infrastructure Services, Inc. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our Board of Directors important insights into business strategy and areas to improve our financial performance.

Vote Required

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for approval of Proposal 1. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Investors, which own or beneficially own shares of Common Stock representing over 50% of the outstanding voting power of NCI as of January 14, 2014, have expressed their intention to vote “For” Proposal 1.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.

Directors Remaining In Office

Class I Directors Who Serve Until The Annual Meeting To Be Held In 2015:

James G. Berges

Mr. Berges, age 66, has served as a director since October 2009. Mr. Berges is the Chairman of the Executive Committee and Nominating and Corporate Governance Committee of our Board of Directors. Mr. Berges is a partner of CD&R, LLC, having become a partner of CD&R, Inc. in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of the Board of HD Supply, Inc., a public company, Chairman of the Board of Hussmann International, Inc., a director of PPG Industries, Inc., a public company, and a director of Atkore International Group, Inc. From November 2009 to August 2010, Mr. Berges was a director of Diversey, Inc., and from October 2006 to August 2012, he was Chairman of the Board of Sally Beauty Holdings. Mr. Berges holds a B.S. in electrical engineering from the University of Notre Dame.

Director Qualifications: Mr. Berges’ former leadership role at a global manufacturer provides our Board of Directors valuable insight into the numerous operational, financial, and strategic issues we face. Further, Mr. Berges’ service on the boards of other public and private companies provides our Board of Directors with the challenges currently faced by companies in a variety of markets.

Lawrence J. Kremer

Mr. Kremer, age 72, has served as a director since October 2009. Mr. Kremer serves on the Nominating and Corporate Governance Committee of our Board of Directors. Mr. Kremer retired in 2007 from Emerson Electric Co. having served as Corporate Vice President of Global Materials. Prior to that, Mr. Kremer was employed by Whirlpool Corporation, a worldwide producer of appliances, as Senior Vice President of International Operations and Global Materials. Mr. Kremer currently serves as a director of Fifth Third Bank Southern Region, and St. Mary’s Hospital System, a Midwest Regional Hospital. Mr. Kremer serves as Chairman of the Board of Trustees of the University of Evansville. Mr. Kremer holds a B.S. and M.B.A from the University of Evansville.

Director Qualifications: Mr. Kremer’s leadership roles in global manufacturing brings to our Board of Directors an understanding of the global business environment and valuable insight into the operations of large, complex manufacturing operations.

John J. Holland

Mr. Holland, age 63, has served as a director since November 2009. Mr. Holland serves on the Affiliate Transactions Committee, Audit Committee, and Compensation Committee of our Board of Directors. Mr. Holland has been the President of the International Copper Association since February 2012. The International Copper Association is a marketing association for the copper industry. Mr. Holland has been the President of Greentree Advisors, LLC since 2004. Mr. Holland was the President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation from 2008 until 2009. Prior to that, Mr. Holland was the Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an Ethanol producer, from August 2006 until June 2008. Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components and provider of construction and real estate services for the nonresidential construction market, from 1980 until his retirement in 2004. Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004, and as President from 1999 to 2001. Mr. Holland is a director of Cooper Tire & Rubber Co. and of Saia, Inc. (formerly SCS Transportation, Inc.). Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas and is a certified public accountant.

Director Qualifications: Mr. Holland’s extensive career in the metal building industry provides the Board with perspective on the particular strategic, manufacturing, sales and marketing, and personnel issues faced by companies in our industry. Further, Mr. Holland’s extensive financial and accounting background as a former chief financial officer and a certified public accountant provides the Audit Committee with valuable expertise.

Class II Directors Who Serve Until The Annual Meeting To Be Held In 2016:

Gary L. Forbes

Mr. Forbes, age 69, has served as a director since December 1991. Mr. Forbes serves on the Executive Committee, Affiliate Transactions Committee, Nominating and Corporate Governance Committee, and is the Chairman of the Audit Committee of our Board of Directors. In addition, Mr. Forbes is our designated audit committee financial expert. Mr. Forbes was a Senior Vice President of Equus Total Return, Inc., an investment company, from November 1991 until his retirement in March 2010. Mr. Forbes is a director of Consolidated Graphics, Inc., a publicly traded commercial printing company, where he serves on its audit committee. Mr. Forbes previously served on the board of directors of Carriage Services, Inc., a publicly traded funeral services company from May 2007 to February 2009. Mr. Forbes earned a B.B.A. in Accounting from the University of Texas at Austin and is a certified public accountant.

Director Qualifications: Mr. Forbes’s background has provided our Board of Directors with valuable financial and accounting expertise as our financial expert on the Audit Committee of our Board of Directors. Additionally, having served as a member of our Board of Directors since 1991, Mr. Forbes has a deep historical understanding of our business, operations, and culture.

George Martinez

Mr. Martinez, age 72, has served as a director since March 2003. He serves on the Audit Committee and the Affiliate Transactions Committee of our Board of Directors. Mr. Martinez is Chief Executive Officer of Allegiance Bank Texas, a Houston commercial bank that opened for business in October 2007. He has been active as a bank executive in Houston for over 30 years and is the former Chairman of Sterling Bancshares, Inc., a publicly-traded bank holding company, having served as Chairman of the Board from 2001 to 2004 and as Chief Executive Officer from 1980 to 2001. Mr. Martinez has served as President of Chrysalis Partners, LLC, a performance consulting firm, since 1999 and currently serves as Senior Consultant with the firm. He serves his community on the board of directors of the University of St. Thomas and Collaborative for Children. Mr. Martinez has a B.A. in Business Administration and Economics from Rice University.

Director Qualifications: Mr. Martinez’s background and experience in performance consulting and as an executive in the banking industry allow him to provide to the Board valuable financial, accounting, and operational expertise. Additionally, having served as a member of our Board of Directors since 2003, Mr. Martinez has a high degree of familiarity with our business, operations, and culture.

Jonathan L. Zrebiec

Mr. Zrebiec, age 34, has served as a director since November 2009. Mr. Zrebiec is a financial principal of CD&R, LLC, the successor to the investment management business of CD&R, Inc., which he joined in 2004. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Division. He currently serves as a director of Atkore International Group, Inc., Hussmann International, Inc., Roofing Supply Group, LLC, Wilsonart International Holdings LLC, and Brand Energy & Infrastructure Services, Inc. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and holds an M.B.A. from Columbia University.

Director Qualifications: Mr. Zrebiec’s experience in the financial and investing community provides our Board with insight into business strategy, improving financial performance, and the economic environment in which we operate.

PROPOSAL 2: APPROVAL OF THE
SENIOR EXECUTIVE BONUS PLAN

On December 12, 2013, our Compensation Committee adopted the NCI Building Systems, Inc. Senior Executive Bonus Plan (the “Bonus Plan”), subject to the approval of our stockholders. The Bonus Plan is intended to govern the award and payment of annual cash bonuses to certain of the Company’s and its subsidiary’s executive officers and key employees whose compensation is subject to the deduction limitations contained in Section 162(m) of the Code, as described below.

A description of the material provisions of the Bonus Plan is set forth below. The statements made in this Proposal 2 concerning terms and provisions of the Bonus Plan are summaries and do not purport to be a complete recitation of the Bonus Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Bonus Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

Approval of the material terms of the performance goals set forth in the Bonus Plan is intended to allow awards under the Bonus Plan to the Company’s Chief Executive Officer and other executive officers and key employees to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code for Federal income tax purposes. As mentioned below, the Bonus Plan contains a formula that establishes the maximum award amount permitted for each participant under the Bonus Plan for a performance period. The Committee is authorized to use its negative discretion to decrease (but not increase) the maximum amount. The Bonus Plan and the Bonus Program have been structured in this manner in order to result in annual bonus payments being tax-deductible performance-based compensation for Federal tax purposes under Section 162(m) of the Code to the maximum extent practicable.

Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Company may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer). However, Section 162(m) of the Code generally allows a company to deduct stockholder-approved performance-based compensation without limitation, subject to specified terms and conditions. The Company intends that, subject to stockholder approval of the performance goals in the Bonus Plan, awards made pursuant to the Bonus Plan will qualify as performance-based compensation not subject to Code Section 162(m)’s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances, and the Company reserves the right in all cases to pay compensation that it determines to be appropriate even if that compensation is not deductible.

If the Bonus Plan is not approved by the stockholders, we will not grant any awards under the Bonus Plan. However, depending on Company performance, the Compensation Committee might otherwise grant annual cash bonuses to the executive officers who would have been eligible to participate in the Bonus Plan. In that event, these bonuses may or may not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of the bonuses may or may not be deductible by the Company for Federal income tax purposes.

Administration; Powers and Responsibilities; Delegation of Power

The Bonus Plan will be administered by a committee designated by the Board (the “Committee”), provided that the Committee must consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board currently anticipates that the Compensation Committee will be the Committee that administers the Bonus Plan. The Committee will have the powers, rights and responsibilities to decide whether, under what circumstances and subject to what terms, awards will be paid on a deferred basis, including whether such a deferred payment will be made solely at the Committee’s discretion or whether a participant may elect deferred payment (in each case, so long as such deferral or deferral election complies with the requirements of Section 409A of the Code). The Committee will also have the right to decide whether, under what circumstances and subject to what terms, awards will be settled in shares of common stock of other equity of the Company. To the extent consistent with Section 162(m), the Committee may delegate its duties to others, including to our Chief Executive Officer.

Performance Period; Eligibility for Awards Under the Bonus Plan

Awards granted under the Bonus Plan will relate to a specific performance period of the Company, which typically means the fiscal year of the Company; provided, however, that the Committee may designate that the performance period for an award be more than one fiscal year, so long as the designation is made within the time period permitted by Section 162(m) of the Code.

The CEO, COO, CFO, the Presidents of each of the Company’s operating divisions or subsidiaries, and any other officer or key employee of the Company or a subsidiary who is designated by the Committee or the CEO are eligible to participate in the Bonus Plan. In addition, officers or key employees of the Company or its subsidiaries who are (or who may reasonably be expected to be) “covered employees” within the meaning of Section 162(m) of the Code may be participants in the Bonus Plan. Employees participating in the Bonus Plan must be generally designated as participants in the Bonus Plan by the Committee on or before the earlier of (i) ninety (90) days after the commencement of the applicable performance period and (ii) the date on which twenty-five percent (25%) of the applicable performance period has been completed (or such later date, if any, as permitted under Section 162(m) of the Code). The Committee has designated 11 employees to participate in the Plan, including our Named Executive Officers.

Other Material Features of the Bonus Plan

Performance Goals in the Bonus Plan

Under the Bonus Plan, the sole business criterion on which the performance goal is based is the Company’s Adjusted EBITDA. Adjusted EBITDA is defined in the Bonus Plan as, for a performance period, net income before equity in earnings of unconsolidated subsidiaries, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests.

The Bonus Plan provides a specific limitation on the annual cash awards that may be granted to the Bonus Plan participants. Specifically, for each applicable performance period, each Bonus Plan participant is eligible to receive a Bonus Plan award equal to 3% of Adjusted EBITDA for such performance period. As described above, the Committee has the discretion to decrease, but not to increase, the award of each individual determined pursuant to this formula and intends to exercise that discretion in its administration of the related Bonus Program.

Types of Awards

The Bonus Plan provides a program of cash awards to eligible employees in respect of the performance period. The Committee may approve an award for any eligible employee in any amount, subject to the limitations on awards described above.

Non-transferability

Awards under the Bonus Plan are not assignable or transferable.

Forfeiture

Awards granted under the Bonus Plan are subject to any clawback policies as the Company may adopt or approve or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may require that a participant forfeit any unpaid award under the Bonus Plan or repay an award granted under the Bonus Plan.

Except as otherwise provided in the Bonus Plan, a participant must be employed with the Company on the last day of the applicable performance period in order to receive a Bonus Plan award with respect to such performance period. However, to the extent permitted by Section 162(m), the Committee may make payment in respect of a Bonus Plan award to a participant whose employment with the Company terminates prior to the end of the applicable performance period.

Certification and Determination of Incentive Bonuses

As a condition to the right to receive an award under the Bonus Plan, the Committee must first certify in writing Adjusted EBITDA (which must be greater than zero) and that the Bonus Plan awards have been determined in accordance with the provisions of the Bonus Plan. Bonus Plan awards will be determined as soon as practicable after the applicable performance period and will be paid no later than the 15th day of the third month following such performance period.

Duration, Amendment and Termination

If the Bonus Plan is approved by the stockholders, it will be effective as of November 4, 2013 (and will continue in effect indefinitely). The Board or the Committee, however, may amend, suspend, discontinue or terminate the Bonus Plan at any time, so long as such action does not cause a Bonus Plan award to become subject to the deduction limitations contained in Code Section 162(m).

New Plan Benefits

The amounts of awards for Fiscal 2014 or subsequent years will be determined based upon Adjusted EBITDA and, in addition, will be subject to the Committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for Fiscal 2014 or subsequent years at this time. Moreover, because the Committee can reduce each participant’s award under the Bonus Plan by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for 2013 had the Bonus Plan been in effect during such year. Under no circumstances will awards under the Bonus Plan to eligible participants exceed the maximum amount determined pursuant to the above formula.

Required Vote

The approval of Proposal 2 requires the approval by a majority of the outstanding shares of Common Stock present or represented and entitled to vote on the proposal. Abstentions have the same effect as a vote against this proposal.

The Investors, which own or beneficially own shares of Common Stock representing over 50% of our outstanding voting power as of January 14, 2014, have expressed their intention to vote “For” this Proposal 2.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE SENIOR EXECUTIVE BONUS PLAN.

SECURITIES RESERVED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth the number of shares of our Common Stock reserved for issuance under our equity compensation plans as of the end of Fiscal 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,008,476 (1)	15.55	2,771,829
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,008,476	15.55	2,771,829

(1)	The weighted average term of outstanding options is 6.0 years.
(2)	All shares of Common Stock remaining available for issuance are under the 2003 Long-Term Stock Incentive Plan. As of January 14, 2014, we had 2,437,469 shares remaining available for issuance under the 2003 Long-Term Stock Incentive Plan. As of January 14, 2014, 960,167 shares were outstanding in the form of restricted stock, 15,964 shares were subject to grants of restricted stock units, 2,007,772 options to purchase Common Stock were outstanding and 1,152,793 PSUs (which includes the PSUs granted to our NEOs as well as the share-based portion of the new long-term incentive awards granted to our senior managers (other than NEOs) in December 2013) at target levels have been granted.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Report of the Compensation Committee” and the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the CD&A section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

We believe that the stockholders, by voting for directors individually as described in Proposal No. 1, have had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our Named Executive Officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. The current frequency of the Say on Pay vote is three years, with the vote for the current year being taken pursuant to this Proposal 3. At our 2011 Annual Meeting, our stockholders approved, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of our Named Executive Officers. We welcome the opportunity to again give our stockholders an opportunity to provide us with such a vote on executive compensation at our 2014 Annual Meeting.

As an advisory vote, Proposal 3 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in the Proxy Statement for

NCI Building Systems, Inc.’s 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the CD&A, the 2014 Summary Compensation Table and the other related tables and disclosures.

Vote Required

The affirmative vote of stockholders holding at least a majority of the shares of all of our voting securities entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the 2014 Annual Meeting is required for approval of Proposal 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Investors, which own or beneficially own shares of Common Stock representing over 50% of the outstanding voting power of NCI as of January 14, 2014, have expressed their intention to vote “For” Proposal 3.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS, IN PROPOSAL 3, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory “Say on Pay” vote, under the Dodd-Frank Act and Section 14A of the Exchange Act, as amended, stockholders are entitled, at least once every six years, to indicate on an advisory basis their preference regarding how frequently the Company should solicit a related non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included in this Proxy Statement. By voting on this Proposal 4, stockholders may indicate whether the advisory “Say on Pay” vote should occur every three years, every two years or every year or may abstain from voting. After careful consideration of this Proposal 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years (a triennial vote) is the most appropriate alternative for our Company, and therefore our Board of Directors recommends that you support a frequency period of every three years for the advisory vote on executive compensation.

Setting a three-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for our Company to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote once every three years will be the most effective timeframe for us to respond to stockholders’ feedback by providing us with sufficient time to engage with stockholders to understand and respond to the vote results. We also believe a triennial vote will align more closely with the multi-year performance measurement cycle we use to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately assessed over a three-year timeframe.

The vote with regard to Proposal 4 will determine the schedule on which future “Say on Pay” proposals like Proposal 3 are presented to stockholders. At our 2011 Annual Meeting, our stockholders approved, on an advisory basis, the three-year option for how frequently stockholders’ advisory votes to approve executive compensation of the Company’s Named Executive Officers shall take place.

Text of the Resolution to be Adopted

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will determine the frequency with which NCI Building Systems, Inc. will hold a stockholder “Say on Pay” vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and the other related tables and disclosures).”

Vote Required

The period receiving the greatest number of votes as set forth in Proposal 4 will determine the period of time to be used for future “Say on Pay” votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Investors, which own or beneficially own shares of Common Stock representing over 50% of the outstanding voting power of NCI as of January 14, 2014, have expressed their intention to vote for a frequency of “Three Years” in Proposal 4.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT, IN PROPOSAL 4, STOCKHOLDERS VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING “SAY ON PAY” STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2014, subject to ratification by our stockholders. Ernst & Young LLP has served as our independent registered public accounting firm since our initial public offering in April 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Vote Required

If a majority of the votes cast in person or by proxy at the 2014 Annual Meeting are voted in favor of this proposal, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2014 will be ratified. Even if the selection is not ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and NCI. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING NOVEMBER 2, 2014.

MANAGEMENT

Our current executive officers are as follows:

Name	Position
Norman C. Chambers	Chairman of the Board, President and Chief Executive Officer
Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer
John L. Kuzdal	President of Manufacturing
Mark W. Dobbins	President of Metal Components Division
Bradley D. Robeson	President of Engineered Buildings Division
Charles T. Prybyloski	President of Metal Coil Coating Division
Todd R. Moore	Executive Vice President, General Counsel and Corporate Secretary
Eric J. Brown	Executive Vice President and Chief Information Officer
Richard W. Allen	Executive Vice President
Mark T. Golladay	Vice President, Corporate Development
Bradley S. Little	Vice President, Finance and Chief Accounting Officer
Rick D. Morrow	Vice President, Human Resources/Risk Management
Robert D. Ronchetto	Vice President, Supply Chain Management

Information concerning the business experience of Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”

Mark E. Johnson, age 47, has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2008. He had served as our Chief Accounting Officer from August 2006 to November 2010, as our Executive Vice President and Controller since December 2007 until March 2008, and as our Vice President and Controller from February 2006 until December 2007. Before joining NCI in February 2006, Mr. Johnson was employed by Vector ESP, Inc., a company providing information technology services, where he served as a Corporate Controller from 2000 to 2002 and Chief Financial Officer and Senior Vice President from 2002 to August 2005, when the company was acquired. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson has been a CPA since 1991 and earned his B.B.A. in Accounting from the University of Texas at Austin.

John L. Kuzdal, age 48, has served as President of Manufacturing since November 2013. Previously, Mr. Kuzdal served as President of the Metal Coil Coating Division from March 2008 to November 2013. Mr. Kuzdal served as Vice President of Operations for NCI’s Metal Coil Coating Division from December 2006 until March 2008. From June 2002 to December 2006, he served as Vice President and General Manager of Metal Coaters of California Division. Mr. Kuzdal has been with the Metal Coaters Division since 1998 and has worked in the coil coating and steel industries since 1986. Mr. Kuzdal earned his B.S. in Metallurgical Engineering from the University of Michigan.

Mark W. Dobbins, age 55, has served as President of the Metal Components Division since March 2012. Previously, Mr. Dobbins served as Executive Vice President and Chief Operating Officer from March 2008 to March 2012. Mr. Dobbins served as President of the Engineered Buildings Division from September 2006 until March 2008 and as Vice President, Operations of the Metal Components Division from October 2000 until September 2006. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Before joining NCI in 1998, Mr. Dobbins was employed by MBCI for over 10 years. Mr. Dobbins has over 20 years of experience in the metal building industry. Mr. Dobbins has a B.S. from Angelo State University and has completed the Advanced Management Program at Harvard Business School and the Operations Management Program at Kellogg School of Management.

Bradley D. Robeson, age 51, has served as President of the Engineered Buildings Division since March 2008 and as President of the Robertson-Ceco Division since November 2009. Mr. Robeson served as President of NCI’s Metal Coil Coating Division from February 2006 until March 2008 and as the Vice President of Operations of the Metal Coaters Division from October 2005 until February 2006. From February 2001 until October 2005, Mr. Robeson served as Vice President and General Manager of Metal Prep, a Metal Coaters Division entity. From March 1996 until February 2001, Mr. Robeson served as Plant Manager for the NCILP Buildings Division. Prior to March 1996, Mr. Robeson served in various managerial positions with component companies ultimately acquired by NCI. Mr. Robeson has over 25 years industry experience. Mr. Robeson attended Linfield College where he majored in Business Administration and completed the Advanced Management Program at the Harvard Business School.

Charles T. Prybyloski, age 57, has served as President of the Metal Coil Coating Division since November 2013. He previously served as Vice President of Sales and Marketing for NCI’s Metal Coil Coating Division since July 2008. Before joining NCI, Mr. Prybyloski was employed by Steelscape, a company providing coil coated painted steel, where he served as an Account Manager from February 2006 to May 2006. Prior to joining Steelscape, Mr. Prybyloski served as General Manager of Coilplus-TX, a steel service center located in San Antonio, TX from January 2001 to December 2005. Mr. Prybyloski has over 30 years of experience in the steel coil coating and processing industry. Mr. Prybyloski earned his B.S. in Industrial Engineering from the Pennsylvania State University.

Todd R. Moore, age 54, has served as our Executive Vice President and General Counsel since December 2007 and as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999 and as our Corporate Secretary since March 2005. Before joining NCI in January 1999, Mr. Moore was employed by Gardere Wynne Sewell LLP, a Dallas law firm, for over nine years, during the last two years of which he was a partner. Mr. Moore has a B.A. in Political Science from Southern Methodist University and a J.D. from the University of Tulsa College of Law. He is licensed to practice law in the State of Texas.

Eric J. Brown, age 56, has served as our Executive Vice President and Chief Information Officer since December 2007 and Vice President and Chief Information Officer since June 2004. Before joining NCI, Mr. Brown was Chief Information Officer of the Punahou School in Honolulu, Hawaii from 2002 until he joined NCI. From 2000 to 2002, Mr. Brown was Chief Information Officer of Petrocosm Corporation. From 1992 to 2000, Mr. Brown was a Director at KPMG Consulting LLC. Mr. Brown has a B.B.A. from the University of Hawaii.

Richard W. Allen, age 38, has served as our Executive Vice President since November 2013. Mr. Allen previously served as our Vice President, Finance and Chief Accounting Officer from October 2010 until November 2013, as our Vice President, Finance and Corporate Controller from January 2008 until October 2010 and, before that, as our Director of Corporate Accounting Services from April 2007 until January 2008. Before joining NCI, Mr. Allen was employed by Deloitte & Touche LLP, where he served as an Audit Senior Manager from 2004 to 2007 and Audit Manager from 2002 to 2004. Mr. Allen has a B.A. in Accounting from Stephen F. Austin State University and a M.B.A. from the University of Houston.

Mark T. Golladay, age 51, has served as our Vice President of Corporate Development since December 2007. Mr. Golladay previously served as our Vice President of Corporate Purchasing from March 2006 to December 2007. Before joining NCI, Mr. Golladay was employed for twenty years by Butler Manufacturing Company, a company that produces metal building systems and architectural products for the nonresidential construction market, where he served as Finance Director for Butler Europe from 1999 to 2002, Director of Business Development from 2002 to 2003, Finance Director for Butler De Mexico from 2003 to 2004, and Managing Director for Butler De Mexico from 2004 to 2006. Mr. Golladay has a B.S. in Accounting and Business Administration from the University of Kansas.

Bradley S. Little, age 36, has served as our Vice President, Finance and Chief Accounting Officer since November 2013. Before joining NCI, Mr. Little was employed by Technip USA, Inc., where he served as Vice President of Finance from September 2012 to June 2013. Prior to joining Technip USA, Mr. Little held various positions with Willbros Group, Inc., from August 2009 until September 2012, most recently as Controller, Oil & Gas Segment. Prior to joining Willbros Group, Mr. Little held various positions with PricewaterhouseCoopers, LLP, from September 2001 until August 2009. Mr. Little is a certified public accountant and has a B.B.A. in Accounting from Texas State University.

Rick D. Morrow, age 53, has served as our Vice President of Human Resources/Risk Management since 2005. Previously, Mr. Morrow served as General Manager of Human Resources from 1998 until 2005, Human Resources Manager in the Metal Components Division from 1995 to 1998, and as Safety Manager in the Metal Components Division from 1990 until 1995. Before joining the Metal Components Division in 1990, Mr. Morrow served as a Loss Control Consultant with CNA Insurance Company from 1989 to 1990, and as a Loss Control Specialist with American General Fire and Casualty from 1987 to 1989. Mr. Morrow earned his BBA degree from the University of North Texas.

Robert D. Ronchetto, age 47, has served as our Vice President of Supply Chain Management since December 2011. Before joining NCI, Mr. Ronchetto was employed by Greif Inc., a world leader in industrial packaging and service where he served as Vice President of Global Sourcing from November 2004 to July 2011. Prior to Greif, Mr. Ronchetto was employed by Emerson Electric from 1990 to 2004. Mr. Ronchetto has a B.S. in Industrial Management from Southwest Missouri State University and a M.B.A. from St. Louis University.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) provides information regarding NCI’s compensation programs for our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended November 3, 2013 (“Fiscal 2013”) and certain compensation actions taken in Fiscal 2013. (Throughout the CD&A we occasionally refer to other fiscal years of NCI in the same manner.) The CD&A is also intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to collectively as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table that follows this discussion:

•	Norman C. Chambers, Chairman of the Board, President and Chief Executive Officer;
•	Mark E. Johnson, Executive Vice President, Chief Financial Officer and Treasurer;
•	Mark W. Dobbins, President of Metal Components Division;
•	Bradley D. Robeson, President of Engineered Buildings Division; and
•	Todd R. Moore, Executive Vice President, General Counsel and Corporate Secretary.

As discussed in greater detail below, we generally did not make changes to the compensation provided to certain of our Named Executive Officers in Fiscal 2013, having undertaken a review and made adjustments during Fiscal 2012. As we have in prior fiscal years, during Fiscal 2014, we intend to continuously monitor and evaluate our compensation practices to ensure that they remain aligned with our compensation objectives.

Summary of Compensation Matters for Fiscal 2013

We believe our Fiscal 2013 financial performance was hampered by a challenging and uncertain economic climate that persisted during the year. During Fiscal 2013 we:

•	Increased revenues by 13% to $1.3 billion.
•	Increased gross profit by 8% to $276 million.
•	Decreased adjusted EBITDA to $70.9 million, down 7% from Fiscal 2012’s $76.5 million.
•	Improved cash flow from operations to $64.1 million from $47.7 million in Fiscal 2012.
•	Decreased operating profit to $19.2 million from $31.7 million in Fiscal 2012.
•	Achieved a stock price of $14.45 per share at the close of Fiscal 2013, 29% above the Fiscal 2012 closing price of $11.24.

For an understanding of how these measures relate to generally accepted accounting principles, please refer to the section entitled “Non-GAAP Measures” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended November 3, 2013.

During Fiscal 2013, we operated our compensation programs, including for our NEOs, in a manner consistent with our pay-for-performance philosophy. For example, based on our Compensation Committee’s evaluation of our performance for Fiscal 2013, we did not pay annual bonuses to our NEOs for Fiscal 2013. In addition, because we made base salary changes for our NEOs in Fiscal 2012, we did not make any further changes in Fiscal 2013. We also did not make any equity awards to our NEOs in Fiscal 2013 because of the performance share unit program that we adopted in Fiscal 2012. We did, however, adopt a new equity incentive program for our senior officers and key employees other than the NEOs (see “— Long-Term Incentive Awards Granted in Fiscal 2013”).

Compensation Philosophy and Objectives of NCI’s Compensation Program

Our executive compensation philosophy remains that executive pay should be linked to the performance of NCI and the individual executives, and should be designed to attract, retain and motivate the executives necessary to accomplish NCI’s business strategy.

Our Compensation Committee has established objectives for our executive compensation programs. NCI believes that the quality, skill and dedication of its executive officers are critical factors affecting the long-term success of NCI. Our key compensation goals are to attract, retain and motivate exceptional executives, to reward past performance measured against established goals, to provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders.

In designing our compensation programs, we use a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to NCI’s long-range, strategic business goals. NCI operates in an intensely competitive industry and has experienced challenges caused by volatility in the price of steel, industry cyclicality and seasonality, fluctuations in demand and poor economic conditions affecting the construction industry. The Compensation Committee believes NCI’s depressed stock price continues to be a challenge to retention that both long- and short-term incentives can address. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further NCI’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of stockholders. Further, a multi-year vesting period for grants of restricted stock, stock options and PSUs helps to ensure that the value received by executives depends on the strong performance of NCI over time. We balance short- and long-term compensation through salary and performance bonuses, and the grant of restricted stock, stock options, and PSUs, respectively. Our goal is to increase the proportion of long-term compensation as an executive’s responsibility within our company increases.

Determination and Administration of Compensation Programs and Amounts

Decisions regarding executive compensation are based primarily on the assessment by the Compensation Committee of each Named Executive Officer’s leadership and operational performance and potential to enhance long-term value to NCI’s stockholders. In the five fiscal years prior to Fiscal 2012 and in Fiscal 2013, the Compensation Committee had not used the services of any compensation consultants. In Fiscal 2012, AON Hewitt was retained to assist the Compensation Committee in its review of NCI’s executive compensation program. The Compensation Committee also relies on its judgment, prior experience, and the judgment of our CEO, Mr. Chambers, about each individual Named Executive Officer in determining the amount and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors considered by the Compensation Committee in this regard include:

•	actual performance compared to the financial, operational and strategic goals established for NCI and the Named Executive Officer’s reporting unit at the beginning of the year;
•	the nature, scope and level of the Named Executive Officer’s responsibilities;
•	individual contribution to NCI’s financial results, particularly with respect to key measures such as cash flow, revenue, earnings and return on assets;
•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and
•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.

The Compensation Committee also considered each Named Executive Officer’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, and internal “pay equity” — in other words, the relative differences among the compensation of the executive officers. The Compensation Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion.

Role of Management and Independent Advisors

The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During Fiscal 2013, Mr. Chambers and other senior executives attended certain Compensation Committee meetings at the committee’s request to advise the committee regarding our performance and to recommend proposed modifications to our compensation and benefits. Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our Named Executive Officer compensation programs. Management’s role includes recommending plans and programs to the Compensation Committee, implementing the Compensation Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Compensation Committee. The Compensation Committee also relied to a certain extent on Mr. Chambers’ evaluations of other Named Executive Officers whose day-to-day performance is not as visible to the committee as it is to Mr. Chambers.

During Fiscal 2013, the Compensation Committee did not use the services of a compensation consultant to review its executive compensation program, the last consultant-assisted review having occurred during the prior fiscal year.

Elements of Executive Compensation

The principal elements of compensation provided to our Named Executive Officers historically have consisted of a base salary supplemented with the opportunity to earn a bonus under NCI’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation in the form of stock options and restricted stock under NCI’s 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”). In Fiscal 2013, our long-term compensation for our NEOs also consisted of the grants of PSUs that we granted in Fiscal 2012. We have also adopted retirement plans for certain of our employees, including a deferred compensation plan (a “Deferred Compensation Plan” or “DCP”) under which our Named Executive Officers can elect to defer a portion of their base salary and bonus. In addition, we provide limited perquisites that enhance our ability to be competitive in attracting and retaining talented executive officers and allow executive officers more time to focus on business objectives.

Base Salary

The Compensation Committee annually reviews base salaries and makes adjustments in light of the Named Executive Officer’s responsibilities, experience and performance levels relative to other executives as well as the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus and discretionary and restoration matching under the Deferred Compensation Plan and 401(k) plan so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary.

In Fiscal 2012, the Compensation Committee adjusted the NEOs’ base salary (other than Mr. Chambers, who declined an increase in his base salary) based on its review of a report provided by AON Hewitt. In light of these adjustments, we did not further adjust base salaries in Fiscal 2013.

Named Executive Officer	Fiscal 2012 Salary	Fiscal 2013 Salary	Percentage Increase
Norman C. Chambers	$750,000	$750,000	0.0%
Mark E. Johnson	$360,000	$360,000	0.0%
Mark W. Dobbins	$325,000	$325,000	0.0%
Bradley D. Robeson	$310,000	$310,000	0.0%
Todd R. Moore	$310,000	$310,000	0.0%

Annual Bonus

Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses may be paid to executives to reward their contributions to our business during the year. As part of this Proxy Statement, we are asking our stockholders to approve our Senior Executive Bonus Plan effective for Fiscal 2014 and subsequent fiscal years. See “Proposal 2 — Approval of the Senior Executive Bonus Plan.” It is our intention to operate our Bonus Program for our Named Executive Officers, as it is currently in effect and as it may be modified by the Compensation Committee from time to time, within the framework of negative discretion under the Senior Executive Bonus Plan, such that the per-person maximum amounts payable under the Senior Executive Bonus Plan will not be, and are not expected to be, exceeded for any fiscal year. Our purpose in adopting the Senior Executive Bonus Plan, and in asking our stockholders to approve it, is to provide our Compensation Committee with the maximum flexibility in designing our Bonus Program while at the same time preserving the full deductibility of bonuses paid under the Bonus Program.

No cash bonuses were paid to any of our Named Executive Officers for Fiscal 2013, as the design of our Bonus Program awards cash bonuses only when we achieve performance metrics that were not achieved.

For Fiscal 2013, our Bonus Program for Named Executive Officers was tied to the specific performance metrics of return on operating assets (“ROA”) and increase in earnings per share (“EPS Growth”) for NCI as a whole. By focusing our senior leadership team on Company-wide results, we emphasize cooperation and coordination across all of our business units for the success of NCI as a whole, and we provide all business units comparable visibility into the achievement of those goals. We believe that the Bonus Program supports our pay-for-performance compensation philosophy by providing base salaries to our management group near the 25th percentile of comparable rates paid by other companies in exchange for generous bonuses when warranted by our performance. We also believe that EPS Growth as a bonus criterion for top management provides incentives to maximize stockholder value and growth, while ROA provides incentives to aggressively manage assets in relation to income and expenses. The calculations of ROA and EPS Growth generally exclude unusual or non-recurring expenses at the discretion of the Compensation Committee (including, for example, acquisition costs and debt refinancing costs) so as to focus the calculations solely on operational metrics. The Bonus Program provides that ROA is calculated by dividing (a) earnings before interest and taxes (“EBIT”) plus deferred financing costs and other approved non-recurring expenses by (b) assets, excluding cash, deferred taxes, indefinite-lived intangible assets and goodwill. We believe that the Bonus Program’s calculation of ROA (including the adjustments referred to above) rewards employees and management for the underlying operational performance of NCI.

For Fiscal 2013, Named Executive Officers were eligible for annual cash bonuses equal to a percentage of their respective base salaries, contingent upon the achieved ROA and/or EPS Growth for the fiscal year. Mr. Chambers’ target annual bonus is equal to 100% of his base salary. For the other Named Executive Officers, the target annual bonus is equal to 75% of base salary. Under the Bonus Program as in effect for Fiscal 2013, no bonuses would be paid unless ROA was at least 5%. The percentage of base salary payable as a bonus increases proportionately with increases in the ROA and EPS Growth achieved.

There is no cap on the amount of an individual bonus that may be earned by our Named Executive Officers. However, total bonuses for all employees, including non-management employees, may not exceed 15% of NCI’s adjusted pre-tax profit, calculated in accordance with the Bonus Program, before accrual for bonuses and before stock compensation expense under the Incentive Plan.

The following table shows, for illustrative purposes only, the effects of varying levels of ROA and EPS Growth on the cash bonus amounts payable to our executive officers (including the Named Executive Officers) and other participants under our Bonus Program.

EPS Growth	ROA	Percentage of Salary for Named Executive Officers, Except Mr. Chambers	Percentage of Salary for Mr. Chambers
0%	5%	0%	0%
0%	10%	8%	10%
0%	15%	23%	30%
5%	15%	30%	40%
10%	0%	0%	0%
10%	5%	8%	10%
10%	15%	38%	50%
20%	25%	83%	110%

For Fiscal 2013, NCI achieved ROA of 3.5% and EPS Growth of 92.4%, adjusted for non-recurring expenses. This level of achievement did not produce a bonus under the Bonus Program, and consequently no bonuses were paid to the NEOs. Although EPS Growth was positive, NCI achieved a loss per diluted common share of $0.29 in Fiscal 2013 compared to a loss per diluted common share of $3.81 in Fiscal 2012. Further, NCI’s achievement of ROA of 3.5% was well below the minimum threshold of at least 5%.

Named Executive Officer	Fiscal 2012 Bonus Paid	Fiscal 2013 Bonus Paid	Percentage of Salary
Norman C. Chambers	$153,000	$0	0.0%
Mark E. Johnson	$55,080	$0	0.0%
Mark W. Dobbins	$49,725	$0	0.0%
Bradley D. Robeson	$47,430	$0	0.0%
Todd R. Moore	$47,430	$0	0.0%

Long-Term Incentive Compensation

Our long-term incentive compensation is provided under the Incentive Plan, a stockholder-approved equity-based compensation plan that allows NCI to grant a variety of awards, including stock options, restricted stock, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards.

We believe that equity awards to our Named Executive Officers must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in NCI. The value of the equity awards granted to Named Executive Officers is based on individual performance assessments of each of the Named Executive Officers as well as other members of executive management.

Historically, our practice has been to make annual awards of restricted stock to Named Executive Officers and other senior management personnel with vesting based on continued employment over four years. These grants have typically been made in December of each year. The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation. However, the ability to grant stock options is within the discretion of the Compensation Committee, and the Compensation Committee has occasionally done so. As discussed in greater detail below, because of the grants of performance share units in Fiscal 2012, no restricted stock or options were granted to Named Executive Officers in Fiscal 2013.

In Fiscal 2012, the Compensation Committee, in consultation with our Chief Executive Officer, determined that it would be advisable and in the best interests of NCI’s stockholders to change our long-term compensation program for our Named Executive Officers and other key members of the executive leadership team and to make a one-time grant of performance share units (the “PSUs”) with the terms described below. The purpose of the PSUs is to closely align the incentive compensation of the executive leadership team, including NEOs, for the duration of a three-year performance cycle with returns to NCI’s stockholders and thereby further motivate the executive placing a material amount of incentive compensation of each executive at risk and by offering extraordinary reward for the attainment of extraordinary results.

The Compensation Committee awarded the following “target” number of PSUs to each of our Named Executive Officers:

Norman C. Chambers	275,000
Mark E. Johnson	145,000
Mark W. Dobbins	85,000
Bradley D. Robeson	85,000
Todd R. Moore	85,000

As a condition to the grant of PSUs, each of our Named Executive Officers has agreed that the PSUs are in lieu of all equity compensation to be granted between July 1, 2012 and January 1, 2015, including annual grants of restricted stock that might otherwise be made in December of 2012, 2013 and 2014, unless the Compensation Committee determines otherwise. Thus, annual equity awards were not granted to the NEOs in Fiscal 2013 and are not expected to be made to the NEOs until Fiscal 2015 at the earliest.

Subject to continued employment with NCI during a three-year performance period beginning on July 1, 2012 and ending on June 30, 2015, each Named Executive Officer may earn from 0% to 300% of this target number of PSUs based on NCI’s total stockholder return, or “TSR”, during the performance period. For this purpose, the TSR of NCI will be determined by comparing the price of NCI’s Common Stock at July 1, 2012 against the average closing price of NCI’s Common stock during the 20 trading days ending on June 30, 2015 (together with dividends or other distributions on the common Stock paid during that period). The opening value for TSR purposes was set by the Compensation Committee at $10 per share, which was higher than the 20-day average as of that date. TSR will be determined on an “absolute” basis, i.e., without regard to the shareholder return of any company that may be considered a peer or competitor of NCI for other purposes.

PSUs will be earned in amounts that may be greater than, less than or equal to the target number of PSUs in accordance with the following chart:

NCI TSR	Percentage of Target Number of PSUs Earned
0% or less	0% of the target number of PSUs will be earned
Greater than 0% and less than or equal to 100%	A percentage of the target number of PSUs will be earned that is the same as the TSR percentage (e.g., if TSR is 50%, 50% of the target number of PSUs will be earned)
Greater than 100% and less than 200%	A percentage of the target number of PSUs will be earned equal to 100% plus 2% for each percentage of TSR above 100% (e.g., if TSR is 110.25%, 120.5% of the target number of PSUs will be earned)
200% or greater	300% of the target number of PSUs will be earned

For TSR that is not one of the precise percentages in the chart, linear interpolation of the target number of PSUs earned would be applied, subject to the 300% maximum earned at a 200% or greater TSR. Any PSUs that are not earned will be forfeited. Each earned PSU will be settled in one share of NCI Common Stock shortly after the end of the performance period. If NCI pays cash dividends on the Common Stock during the performance period, cash dividend equivalents will accrue on the PSUs, and these dividend equivalents will be earned and paid if the related PSUs are earned and will be forfeited if the related PSUs are forfeited. Shares received on settlement of PSUs are subject to an additional holding period ending on January 1, 2017, or, if earlier, on a change in control of NCI or the holder’s earlier termination of employment by reason of a “qualifying termination” (described below) or retirement. This holding period will also lapse on a proportionate basis to the extent that the Investors dispose of shares held by them prior to January 1, 2017.

The effect of a termination of employment of a Named Executive Officer during the performance period depends on the reason for the termination. If a Named Executive Officer’s employment terminates during the performance period in a “qualifying termination”, namely due to death, disability, or termination by NCI without cause or by the executive with good reason, a pro rata portion of the PSUs will be earned (determined based on the elapsed portion of the performance period, and measured against the actual number of PSUs that would have been earned if the executive had remained employed through the end of the performance period). If a Named Executive Officer’s employment terminates for any other reason prior to the end of the performance period, all PSUs will be forfeited. If a change in control of NCI occurs prior to the end of the performance period, the performance period will immediately end at the time of the change in control, and a Named Executive Officer will earn a percentage of the target number of PSUs based on the TSR achieved determined by reference to the value of the Common Stock at the time of the change in control.

The Compensation Committee chose the terms of the PSUs because it believes that the terms of the awards closely align the incentive compensation of our Named Executive Officers for the duration of the three-year performance period with returns to NCI’s stockholders and thereby further motivate our Named

Executive Officers to create sustained value for NCI stockholders. The design features of the PSUs that the Compensation Committee believes effectuate this purpose include the following:

(1)	Because the PSUs are in lieu of other grants of equity compensation, and there is no guarantee that TSR will increase during the performance period, a material amount of incentive compensation of Named Executive Officer has been placed at risk. Thus, while the PSUs present the opportunity for greater reward than NCI’s historical practice of annual grants of time-vesting restricted stock, the PSUs also present a greater risk to the Named Executive Officers from performance that falls below expectations.
(2)	Because the vesting of the PSUs is based solely on absolute TSR rather than based on a comparison to the total stockholder returns of a peer group, NCI must itself achieve the intended performance results regardless of how a peer group performs during the performance period.
(3)	TSR must be sustained through the end of the three-year performance period, rather than at any point during the performance period, and TSR achievement during the performance period that is not sustained through the end of the performance period will not contribute to the number of earned PSUs.
(4)	The ultimate value to the Named Executive Officer of the PSUs will increase in relation to increasing TSR, and no vesting of the PSUs will occur unless the value of NCI’s Common Stock is above $10 per share at the end of the three-year performance period. In addition, the PSUs are intended to further motivate the Named Executive Officers to achieve a value of the Common Stock above $20 per share by providing a greater economic award for increases in value at and above that share price.
(5)	Except in the case of a qualifying termination, a Named Executive Officer’s PSUs will be forfeited on any termination of employment during the performance period.

The following chart shows the number of shares of NCI Common Stock that would be issued based on the stated assumed level of stock price during the relevant period ending on June 15, 2015 (assuming, for this purpose, that no dividends are paid between July 1, 2012 and June 15, 2015 and therefore that NCI TSR would be based solely on an increase in share price) and is provided for illustrative purposes only.

Long-Term Incentive Awards Granted in Fiscal 2013

As noted above, our historical practice has been to make annual awards of restricted stock to our Named Executive Officers and other senior management personnel with vesting based on continued employment over four years. These grants have typically been made in December of each year. However, as it did with our NEOs in Fiscal 2012 when it granted the PSUs, our Compensation Committee determined in December 2013 to discontinue this historical practice of granting restricted stock to our senior management and other key employees. Additionally, the Compensation Committee determined to reduce the overall number of key employees eligible to receive long-term incentive awards and instead, the Compensation Committee increased these employees’ target awards under the annual cash bonus program by an amount equal to what they would have otherwise received as a long-term incentive award. At that time, the remainder of our senior management and other key employees were granted long-term incentive awards consisting of a target dollar amount, denominated one-half as a cash-denominated award and one-half as a share-denominated award. Each award entitles the holder to receive, at the end of a three-year performance period, a payout in cash and shares of between 0% and 150% of the award depending on the satisfaction of performance goals determined on a weighted-average basis. It is expected that awards will be made under this program on an annual basis.

Our NEOs do not participate in this program. However, we expect that our NEOs would be considered for awards in the first grant cycle occurring after January 1, 2015, which is the date on which they again become eligible for long-term incentive awards.

The performance goals for the Fiscal 2014 awards granted in December 2013 are cumulative free cash flow and earnings per share over the three-year performance period, weighted equally, as reflected in the following chart:

If the weighted-average percentage achievement of the performance goals is:	The following percentage of each award will be earned:
80% or less	0% of the awards will be earned
80%	33% of the awards will be earned
100%	100% of the awards will be earned
120% or greater	150% of the awards will be earned

Between 80% and 120% achievement, the payout will be determined by linear interpolation. Any shares received on settlement of the share award are subject to an additional holding period ending six months after the date of issuance of the shares, or, if earlier, on a change in control of NCI or the holder’s earlier termination of employment by reason of a qualifying termination (described below) or retirement.

If NCI pays cash dividends on the Common Stock during the performance period, cash dividend equivalents will accrue on the share portion of the award, and these dividend equivalents will be earned or forfeited corresponding to whether the share portion of the award is earned or forfeited.

The effect of a termination of employment of the holder of an award during the performance period depends on the reason for the termination. If the holder’s employment terminates during the performance period by reason of death or disability, the holder or his or her estate will be entitled to a full payout (based on the satisfaction of performance goals) at the end of the performance period. If the holder’s employment is terminated without cause during the performance period or terminates by reason of retirement, the holder will be entitled to a pro rated payout based on the duration of his or her service during the performance period, except that, for a termination without cause, this entitlement will be retained only if he or she has remained employed for at least half of the performance period; otherwise the full award will be forfeited unless the Compensation Committee determines otherwise. If the holder’s employment terminates for any other reason, the full award is forfeited. If a change in control of NCI occurs prior to the end of the performance period, the performance period will immediately end at the time of the change in control, and a holder who is an active employee will be paid out at the highest performance level; former employees whose employment entitles them to a payout will receive either a full or pro rata payout at the highest performance level.

In adopting this new long-term incentive program, our Compensation Committee made the determination that several features of the new program made it more desirable as a compensation tool than restricted stock:

•	The new program closely aligns our senior management and key employees with key performance metrics of free cash flow and earnings per share.
•	The new program’s three-year performance period, combined with cumulative performance goals over that period, create incentives for sustained improvement in Company long-term performance.
•	The program’s three-year “cliff” vesting schedule, together with the program’s multiple, overlapping performance periods and the fact that all awards are forfeited if an employee resigns, creates a strong retention element, as a participant will have meaningful amounts of compensation at risk of loss should he or she choose to leave us.
•	The use of free cash flow and earnings per share effectively mitigates the increased cash cost of the program when compared to a restricted stock program.

Retirement Benefits

The Named Executive Officers are eligible to participate in our tax-qualified 401(k) plan. In addition, we believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives. Therefore, we have adopted a Deferred Compensation Plan that allows our Named Executive Officers and other key employees to defer a portion of their annual salary and annual cash bonus, and allows our non-employee directors to defer a portion of their annual and meeting attendance fees, subject to certain specified maximum deferral amounts. The DCP also provides discretionary matching contributions in certain circumstances. For Fiscal 2013 and similar to previous years, we determined to make discretionary matching contributions only if the Company achieved ROA of 25%, as calculated under the Bonus Program. If the target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the DCP, up to a maximum of 12.5%. Because our ROA calculated under the Bonus Program was less than 25%, no discretionary matching contribution was made for Fiscal 2013. For Fiscal 2014, discretionary matching contributions will be made only if the Company achieves ROA of 25%. Amounts deferred under the DCP are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of NCI Common Stock as an investment option for certain of our executive officers. See “Narrative to the Nonqualified Deferred Compensation Table” for additional details regarding the terms of the DCP.

Other Compensation

Termination and Change of Control Agreements

Certain compensation arrangements of NCI include provisions providing special payments or benefits upon specified termination events or upon the occurrence of a change of control of NCI. However, these arrangements do not include “gross-ups” for golden parachute excise taxes or other taxes.

Mr. Chambers has an agreement with NCI which provides that if he is terminated without cause or resigns for good reason, including during a specified period of time following a change of control, he will receive certain severance payments. Messrs. Chambers and Dobbins also each have a 2004 Long-Term Restricted Stock Award agreement with NCI that vests upon the earliest of (i) retirement at or after age 65, (ii) death, (iii) disability, (iv) a termination without cause or for good reason, or (v) a change of control. In connection with the Equity Investment that was consummated on October 20, 2009, this award was amended to specify that the Equity Investment would not constitute a “change of control” event for vesting purposes.

We have also entered into employment agreements with each of our Named Executive Officers that provide for severance benefits upon the occurrence of certain termination events. If employment is terminated for any reason other than termination in connection with a “change of control,” the Named Executive Officer will be entitled to receive the portion of such officer’s earned annual base salary through the date of termination and any bonus to which such officer is entitled pursuant to the Bonus Program for a fiscal year ending prior to the date of termination. If a Named Executive Officer is terminated without “cause” or for “good reason” within 24 months following a “change of control” or a “potential change of control,” the Named Executive Officer is entitled to receive (i) a lump sum payment equal to two times his or her annual base salary (at the highest annualized rate in effect during the one year period prior to the “change of control” or “potential change of control” date) and (ii) medical and dental coverage at the active employee rate for a period of up to 18 months. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

In addition to these agreements, outstanding shares of restricted stock and options granted to the Named Executive Officers vest upon the occurrence of a change of control or in connection with certain termination events, and the PSUs would also be eligible to vest based on NCI TSR through the change in control.

We believe that these termination and change of control benefits provide our Named Executive Officers an incentive to act in the stockholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our termination and change of control benefits are necessary to attract and retain certain executives. For a description of the terms of the employment agreements, consulting agreement and equity awards, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Perquisites and Personal Benefits

We offer only de minimis perquisites or personal benefits.

Gross-Ups

NCI does not provide for any tax assistance or “gross-ups” for any of its executives.

CEO Compensation

The Compensation Committee is directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and the DCP. We believe that NCI in recent years has experienced challenges caused by depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving NCI to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of stockholder value increase. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Mr. Chambers’ compensation has been and will be determined by the Compensation Committee in accordance with the principles described above. Information on Mr. Chambers’ compensation for Fiscal 2013 is set forth in the compensation tables following this CD&A. Mr. Chambers’ salary level has remained the same since Fiscal 2008, and Mr. Chambers declined a base salary increase in Fiscal 2012 at the time that other NEO base salaries were increased (see “Elements of Executive Compensation — Base Salary” above).

Deductibility of Compensation

Section 162(m) of the Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. We have taken action, where possible and considered appropriate, which we believe should preserve the deductibility of compensation paid to NCI’s executive officers. It is for this reason that we are asking our stockholders to approve the Senior Executive Bonus Plan effective for Fiscal 2014 and subsequent fiscal years (see “Proposal 2 — Approval of the Senior Executive Bonus Plan”) and that we obtained stockholder approval of our equity-based 2003 Long-Term Incentive Plan at the annual meeting held in February 2013. We have also awarded compensation that might not be fully tax deductible if we determined that such compensation is nonetheless in the best interests of NCI and its stockholders. While NCI seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.

We will continue to review NCI’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of NCI’s business goals.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2013, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During Fiscal 2013, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

KATHLEEN J. AFFELDT (Chair)
JOHN J. HOLLAND
NATHAN K. SLEEPER

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the total compensation paid to the Named Executive Officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us.

Name & Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)(c)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Norman C. Chambers Chairman of the Board, President and Chief Executive Officer	2013	778,846	74,900	—	—	21,911	875,657
	2012	750,000	3,961,705	—	153,000	12,511	4,877,216
	2011	750,000	599,500	192,671	—	—	1,542,171
Mark E. Johnson Executive Vice President, Chief Financial Officer and Treasurer	2013	373,846	—	—	—	7,830	381,676
	2012	346,000	1,997,955	—	55,080	4,093	2,403,128
	2011	332,000	299,750	—	—	—	631,750
Mark W. Dobbins President of Metal Components Division	2013	337,500	—	—	—	245	337,745
	2012	320,000	1,195,356	—	49,725	138	1,565,219
	2011	315,000	149,875	48,171	—	—	513,046
Bradley D. Robeson President of Engineered Buildings Division	2013	321,923	—	—	—	11,895	333,818
	2012	300,250	995,350	176,036	47,430	12,363	1,531,429
	2011	290,500	—	168,585	—	11,316	470,401
Todd R Moore Executive Vice President, Secretary, General Counsel	2013	321,923	—	—	—	143	322,067
	2012	300,250	1,152,855	17,608	47,430	138	1,518,281
	2011	290,500	174,862	—	—	138	465,500

(a)	The amounts reported in the “Salary” column are calculated by taking into account the NEOs’ increases in base salary, effective as of April 2012 and for Fiscal 2013 are based on a 53-week fiscal year. See “Compensation Discussion & Analysis — Elements of Executive Compensation — Base Salary” above.
(b)	The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards granted under our Incentive Plan in each of Fiscal 2011 and Fiscal 2012, computed in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in NCI’s Annual Report for the fiscal year ended November 3, 2013, Note 8 of the consolidated financial statements in NCI’s Annual Report for the fiscal year ended October 28, 2012, and Note 7 of the consolidated financial statements in NCI’s Annual Report for the year ended October 30, 2011, for additional detail regarding assumptions underlying the valuation of equity awards. For Fiscal 2011 and Fiscal 2012, the Compensation Committee determined that 100% of the contingent portion of the target stock awards would be made even though the earnings per share growth targets had not been reached. See “Compensation Discussion & Analysis — Elements of Executive Compensation — Long-Term Incentive Compensation.”
(c)	The amounts reported for Fiscal 2012 and Fiscal 2013 in the “Stock Awards” column include the grant date fair value of performance share unit awards granted under our Incentive Plan on August 1, 2012. On December 6, 2012, the remaining 5,000 of the 275,000 PSUs were awarded to Mr. Chambers. The performance share units vest over the three year performance period ending June 30, 2015 and are intended to be in lieu of annual equity awards that would otherwise be received during the three year performance period. The number of shares to be issued pursuant to the awards will vary based on the Total Shareholder Return earned by our stockholders during the performance period. The maximum value of the 270,000 PSUs assuming the maximum number of shares were to be issued and valued at $10.47 (the closing price of NCI’s Common Stock on the grant date) is $8,480,700 for Mr. Chambers, $4,554,450 for Mr. Johnson, $2,669,850 for Mr. Dobbins, $2,669,850 for Mr. Robeson and $2,669,850 for Mr. Moore. The maximum value of the 5,000 PSUs assuming the maximum number of shares were to be issued and valued at $13.39 (the closing price of NCI’s Common Stock on the grant date) is

$200,850. See “Compensation Discussion & Analysis — Elements of Executive Compensation — Long-Term Incentive Compensation.”
(d)	No bonuses were paid under our Bonus Program for Fiscal 2013. See “Compensation Discussion & Analysis — Elements of Executive Compensation — Annual Bonus.”
(e)	“All Other Compensation” column includes NCI 401(k) matching contributions and DCP contributions. No NCI 401(k) matching contributions or DCP matching contributions were made in Fiscal 2010 or Fiscal 2011. For Fiscal 2011, Fiscal 2012, and Fiscal 2013 amounts reported for Mr. Robeson include amounts received by him as a car allowance.

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers under the Bonus Program and the Incentive Plan during Fiscal 2013.

	Grant Date	Time for Each Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant date Fair Value of Stock and Option Awards ($)(c)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Chambers	12/17/2012	Bonus Program	—	750,000	N/A	—	—	—	—
	12/6/2012	Performance Share Units	—	—	—	—	5,000	15,000	74,900
Mr. Johnson	12/17/2012	Bonus Program	—	270,000	N/A	—	—	—	—
Mr. Dobbins	12/17/2012	Bonus Program	—	243,750	N/A	—	—	—	—
Mr. Robeson	12/17/2012	Bonus Program	—	232,500	N/A	—	—	—	—
Mr. Moore	12/17/2012	Bonus Program	—	232,500	N/A	—	—	—	—

(a)	Represents threshold and target amounts potentially payable under NCI’s Bonus Program for Fiscal 2013. There is no maximum payout under the Bonus Program. See “Compensation Discussion & Analysis — Annual Bonus.”
(b)	Represents the threshold, target and maximum number of shares of Common Stock that may ultimately be issued pursuant to the performance share unit Awards granted to Mr. Chambers on December 6, 2012 under our Incentive plan. As described above, the Compensation Committee intended on August 1, 2012 to grant a target number of 275,000 PSUs to Mr. Chambers. However, because of the possibility that a full grant of 275,000 PSUs to Mr. Chambers in Fiscal 2012 would not be fully deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee initially awarded Mr. Chambers 270,000 target PSUs and on December 6, 2012 increased his target number of PSUs by 5,000, to 275,000 in total. These additional PSUs have the same terms as all other PSUs. PSU awards are intended to be in lieu of the annual equity awards that would otherwise be made during the three year performance period ending June 30, 2015. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”
(c)	Reflects the grant date fair value of the 5,000 PSUs awarded to Mr. Chambers under our Incentive Plan in Fiscal 2013, computed in accordance with FASB ASC Topic 718.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. The term of Mr. Chambers’ agreement ends on April 30, 2014. The term of the employment agreements with the other Named Executive Officers runs for a period of two years following the Equity Investment that occurred on October 20, 2009, subject to automatic one-year extensions thereafter unless either party gives notice of non-renewal. The agreements provide the Named Executive Officers with an annual base salary, which is subject to annual review. In the case of Mr. Chambers, the base salary may not be less than $400,000 per year. The agreements also provide that each Named Executive Officer is eligible to receive annual bonuses under NCI’s Bonus Program (with Mr. Chambers being considered a “Level I” participant for purposes thereof) and to participate in the health, retirement and welfare benefits provided by NCI. Mr. Chambers’ agreement also provides him with an automobile allowance and reimbursement for automobile insurance and mileage incurred for business use, four weeks of paid vacation each year, and business expense reimbursement. The agreement with Mr. Chambers further provides for certain cash payments and equity incentive awards that have previously been satisfied. The employment agreements were amended effective October 20, 2009 to make certain changes to the severance provisions contained therein. Under Mr. Chambers’ amended employment agreement, if Mr. Chambers is terminated without “cause” or resigns for “good reason,” he will be entitled to cash severance, payable in installments, equal to the greater of (i) the aggregate amount of his annual base salary, at the rate then in effect, from the date of termination through April 30, 2014, and (ii) two (2) times his annual base salary, at the rate then in effect. Further, Mr. Chambers’ amended agreement provides that if he is terminated without “cause” or resigns for “good reason” within two years after a “change of control,” then he will be entitled to, within seven days of such termination, a lump-sum payment equal to the present value of his severance entitlements. The severance and change of control benefits provided by the agreements are described below in the section titled “Potential Payments upon Termination or Change in Control.”

Fiscal 2013 Bonus Program

Our short-term incentive compensation program for our Named Executive Officers for Fiscal 2013 was dependent upon our attainment of a specified level of ROA and EPS Growth. The amount payable to a recipient of a Fiscal 2013 award under the Bonus Program is determined based on the ROA and EPS Growth levels actually attained by us for Fiscal 2013 and is equal to a specified percentage of the recipient’s base salary. We must achieve the minimum threshold ROA level set by the Compensation Committee in order for any amounts to be payable pursuant to the Bonus Program. For Fiscal 2013, we did not achieve these minimal threshold levels and accordingly no bonuses were paid to our NEOs for Fiscal 2013. See “Compensation Discussion & Analysis — Annual Bonus” for additional information.

Restricted Stock Awards

With respect to fiscal years prior to Fiscal 2012, each of our Named Executive Officers was permitted to receive all or a portion of their annual equity award granted each December under the Incentive Plan in the form of restricted stock. All shares of restricted stock (including shares subject to the contingent portion of the annual restricted stock award) vest ratably over a four-year period (i.e., 25% vest each year on the anniversary of the grant date), provided that the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. Shares of restricted stock will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Shares of restricted stock will fully vest (a) upon the Named Executive Officer’s death or “disability,” (b) upon the Named Executive Officer’s attainment of 65 years of age, or (c) upon the occurrence of a “change of control.” The restricted shares granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. While a Named Executive Officer holds shares of restricted stock, he is entitled to receive all dividends paid or delivered thereon as if he were a stockholder. No restricted stock awards were granted to Named Executive Officers in Fiscal 2013 because of our grant of PSUs to our Named Executive Officers in Fiscal 2012.

Stock Options

With respect to fiscal years prior to Fiscal 2012, each of our Named Executive Officers were permitted to receive all or a portion of their annual equity award granted each December under the Incentive Plan in the form of stock options. Stock options vest ratably over a four-year period (i.e., 25% vest each year on the anniversary of the grant date), provided that the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. Stock options will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. In addition, stock options will become fully vested (1) upon the Named Executive Officer’s death or “disability” or (2) upon the occurrence of a “change of control.” Following termination of employment, a Named Executive Officer will have 60 days following the date of termination to exercise any vested stock options, except in the event of the Named Executive Officer’s death, disability or retirement, the option may be exercised during the 180-day period following the event. No stock option awards were granted to Named Executive Officers in Fiscal 2013 because of our grant of PSUs to our Named Executive Officers in Fiscal 2012.

Performance Share Units

Each of our Named Executive Officers received a one-time grant of PSUs under the Incentive Plan in Fiscal 2012 in lieu of annual equity awards for December of 2012, 2013 and 2014. Each Named Executive Officer was granted a “target” number of PSUs. Subject to continued employment with NCI during a three-year performance period beginning on July 1, 2012 and ending on June 30, 2015, each Named Executive Officer may earn from 0% to 300% of this target number of PSUs based on NCI’s total stockholder return, or “TSR”, during the performance period. Each earned PSU will be settled in one share of Common Stock immediately after the end of the performance period, less applicable withholding taxes. Any PSUs that are not earned will be forfeited. The PSUs will become vested on a pro rata basis if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by NCI without cause or by the executive with good reason. If the executive’s employment terminates for any other reason prior to the end of the performance period, all PSUs are forfeited. If a change in control of NCI occurs prior to the end of the performance period, the performance period will immediately end at the time of the change in control and an executive will earn a percentage of the target number based on the TSR achieved determined by reference to the value of the Common Stock at the time of the change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock held by each of our Named Executive Officers as of November 3, 2013. The number of shares and exercise prices included in this table have been adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)(b)	Option Exercise Price ($)	Option Expiration Date	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(f)
Mr. Chambers	30,000	—			04/26/04	12,904	186,334
	456,852	152,285	155.00	04/24/14	12/11/09	13,703	197,871
	16,667	16,667	8.85	12/11/19	12/11/09	38,072	549,760
			12.00	12/14/20	12/14/10	25,000	361,000
					12/15/11	58,940	851,094
					8/1/2012			270,000	3,901,500
					12/6/2012			5,000	72,250
Mr. Johnson	262,690	87,564	8.85	12/11/19	12/11/09	2,825	40,793
					12/11/09	29,188	421,475
					12/14/10	12,500	180,500
					12/15/11	22,103	319,167
					8/1/2012			145,000	2,095,250

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)(b)	Option Exercise Price ($)	Option Expiration Date	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(f)
Mr. Dobbins	491	—	122.20	12/12/13	08/26/04	5,000	72,200
	398	—	150.90	06/13/14	12/11/09	2,825	40,793
	328	—	183.10	12/13/14	12/11/09	25,381	366,502
	362	—	165.95	06/13/15	12/14/10	6,250	90,250
	273	—	220.00	12/15/15	12/15/11	14,736	212,788
	190,356	63,452	8.85	12/11/19	8/1/2012			85,000	1,228,250
	4,167	4,167	12.00	12/14/20
Mr. Robeson	82	—	122.20	12/15/13	12/11/09	2,967	42,843
	67	—	150.90	06/15/14	12/11/09	19,036	274,880
	82	—	183.10	12/15/14	8/1/2012			85,000	1,228,250
	91	—	165.95	06/15/15
	182	—	220.00	12/15/15
	114,213	38,072	8.85	12/11/19
	14,583	14,584	12.00	12/14/20
	8,595	25,787	10.18	12/15/21
Mr. Moore	246	—	122.20	12/15/13	12/11/09	2,967	42,843
	249	—	150.90	06/15/14	12/11/09	17,767	256,555
	273	—	183.10	12/15/14	12/14/10	7,292	105,296
	302	—	165.95	06/15/15	12/15/11	11,604	167,562
	228	—	220.00	12/15/15	8/1/2012			85,000	1,228,250
	79,949	26,650	8.85	12/11/19
	859	2,580	10.18	12/15/21

(a)	All exercisable stock options previously granted (i) have an exercise price not less than the closing price of NCI’s Common Stock on the day before the grant date (adjusted to reflect the reverse stock split that occurred on March 5, 2010 for stock options granted prior to that date), (ii) became exercisable with respect to 25% of the total option shares each year, starting on the first anniversary of the grant date (stock options granted prior to October 20, 2009 became fully vested in connection with the consummation of the Equity Investment on that date), and (iii) are granted for a term of 10 years. Additional terms governing the stock option awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table — Stock Options.”
(b)	Includes the unvested portion of the special one-time non-qualified stock option grant awarded to the Named Executive Officers on December 11, 2009 (adjusted to reflect the reverse stock split that occurred on March 5, 2010) and the stock options granted on December 14, 2010 and December 15, 2011 to the Named Executive Officers who elected to receive them as part of their Fiscal 2011 and Fiscal 2012 equity grant. Additional terms governing the stock option awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table — Stock Options.”
(c)	Reflects (i) the special 2004 Long-Term Restricted Stock Awards granted to Messrs. Chambers, and Dobbins, (ii) the unvested portions of the annual restricted stock grants for Fiscal 2010 Fiscal 2011, and Fiscal 2012, and (iii) the special one-time restricted stock award granted to the Named Executive Officers on December 11, 2009 (adjusted to reflect the reverse stock split that occurred on March 5, 2010 for stock options granted prior to that date). The special 2004 Long-Term Restricted Stock Awards vest upon the earliest of (i) retirement at or after age 65, (ii) death, (iii) disability, (iv) a termination without cause or for good reason, or (v) a change of control. In connection with the Equity Investment that was consummated on October 20, 2009, this award was amended to specify that the Equity Investment would not constitute a “change of control” event for vesting purposes. The annual and special one-time restricted stock awards granted in Fiscal 2010, Fiscal 2011, and Fiscal 2012 vest ratably with respect to 25% of the total restricted shares subject to the award each year, starting on the first anniversary of the date of grant. Additional terms of these restricted stock awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table — Restricted Stock Awards.”
(d)	This column represents the closing price of our Common Stock on November 1, 2013, the last business day of Fiscal 2013, which is $14.45, multiplied by the number of shares of restricted stock less the par value of the shares ($0.01 per share) paid by the Named Executive Officer.
(e)	This column represents the performance share unit awards granted to the Named Executive Officers on August 1, 2012, determined assuming the target level of performance is achieved.
(f)	This column represents the closing price of our Common Stock on November 1, 2013, the last business day of Fiscal 2013, which is $14.45, multiplied by the number of shares underlying the performance share units, determined assuming the target level of performance is achieved.

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of restricted stock of each of our Named Executive Officers during Fiscal 2013 (no options were exercised during Fiscal 2013):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Chambers	83,920	1,167,327
Mr. Johnson	45,630	634,713
Mr. Dobbins	36,242	504,126
Mr. Robeson	22,002	306,048
Mr. Moore	28,246	392,902

(a)	This column represents the market price on the vesting date multiplied by the number of shares of restricted stock, less the par value of shares ($0.01 per share) paid by the grantee.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our Named Executive Officers.

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation benefits of each of our Named Executive Officers under the DCP for Fiscal 2013:

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FY(b) ($)
Mr. Chambers	65,091	19,403	365,471	—	1,733,667
Mr. Johnson	18,493	4,694	19,783	195,451	126,322
Mr. Dobbins	—	—	14,688	—	102,097
Mr. Robeson	—	—	(199)	—	46,679
Mr. Moore	—	—	871	—	4,430

(a)	Contributions made by the Named Executive Officers during Fiscal 2013 are included in each such executive’s salary and bonus amounts, as applicable, as reported in the “Summary Compensation Table.”

(b)	Of the totals in the “Aggregate Balance at Last FY” column, the following amounts were reported as compensation in the “Summary Compensation Table” of our Proxy Statements in Fiscal 2012 and previous years pursuant to the SEC’s current disclosure rules: Mr. Chambers, $1,283,702, Mr. Johnson, $278,803, Mr. Dobbins, $87,409, Mr. Robeson, $46,878, and Mr. Moore, $3,559.

Eligible participants in the DCP include certain employees and non-employee directors of NCI who are selected by the Compensation Committee to participate. The DCP is a nonqualified retirement plan created to provide specified benefits to our highly compensated employees and directors. The DCP allows employees, including the Named Executive Officers, to defer up to 80% of their annual salaries and up to 90% of their annual cash bonuses, and allows NCI’s non-employee directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. Elections to defer under the DCP must be made prior to the end of the year preceding the year the compensation will be earned. Elections to defer incentive payments based on services to be performed over at least a twelve-month period must be made no later than six months prior to the end of the designated performance period.

On March 6, 2009, NCI indefinitely suspended matching contributions under the DCP on contributions in excess of the applicable Internal Revenue Code limits on 401(k) plan contributions (“Restoration Match”), and no Restoration Match was made during Fiscal 2010 or in Fiscal 2011. We re-instituted the Restoration Match effective as of July 1, 2011, and a Restoration Match was made during Fiscal 2013. The DCP also allows discretionary matching contributions to provide a supplemental retirement benefit to executives. Messrs. Chambers and Dobbins are not eligible to receive discretionary matching contributions under the DCP until the value of the discretionary matching contributions that would otherwise have been made, with attributed earnings, exceeds the value of the special 2004 Long-Term Restricted Stock Awards as determined by the Compensation Committee. For Fiscal 2013, we determined to make discretionary matching contributions provided that NCI achieved ROA for Fiscal 2013 of 25%, as calculated under the Bonus Program. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the DCP, up to a maximum of 12.5%. Because our ROA calculated under the Bonus Program was less than 25%, no discretionary contribution was made for Fiscal 2013. Executives generally become vested in the Restoration Match in a manner consistent with NCI’s match in the NCI 401(k) plan, which generally vests ratably over a six-year period. Discretionary matching contributions vest ratably over a three-year period. However, effective upon the consummation of the Equity Investment on October 20, 2009, all matching contributions then allocated to a participant’s account under the DCP became 100% vested. Matching contributions allocated to a participant’s account following October 20, 2009, will also become fully vested upon any subsequent change of control or upon the participant’s retirement, death or disability.

Amounts deferred are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of purchasing NCI Common Stock as an investment option for certain of our executive officers. No above market or preferential earnings are paid under the DCP and, therefore, none of the aggregate earnings reported in the table above are included in the Summary Compensation Table. Participants may change their investment options at any time, subject to the administrative procedures adopted by the plan administrator and certain transfer restrictions on those executives who purchase NCI stock through the DCP. The table below shows the funds available in the DCP and the annual return of each for Fiscal 2013:

Investment Funds	Rate of Return
Eagle Small Cap Growth Fund	32.5%
American Euro Pacific Growth Fund	22.6%
PIMCO Total Return Fund CL A	(0.6)%
Fidelity Spartan 500 Index Fund Adv CL	27.1%
Wells Fargo ADV Government Money Market Fund	0.0%
NCI Stock Fund	28.7%

Withdrawal elections under the DCP will be made in conjunction with the deferral election, and the scheduled distribution date elected will be the first day of a plan year at least three years after the end of the plan year to which the amounts subject to the election relate. A participant may elect to receive a scheduled in-service distribution in a lump sum or in installments. Changes to withdrawal elections must be made at least 12 months prior to the initial elected payment date and must defer the new initial payment date at least five years. In-service withdrawals are permitted to satisfy an unforeseeable emergency plus the amounts anticipated to pay taxes on the withdrawal amount. If a participant withdraws amounts from the DCP upon an unforeseeable emergency, the participant’s participation in the DCP may be suspended. Upon a change of control or the participant’s death, disability or other termination (other than due to retirement), a participant will receive his vested plan account in a lump sum. Upon a change of control, a participant’s deferral elections immediately terminate with respect to any prospective compensation payable following the change of control.

We have established a rabbi trust to provide for NCI’s obligations under the DCP and have formed an administrative committee to manage the DCP and its assets. Pursuant to the Investment Agreement, effective on October 20, 2009 (the “Investment Agreement”), the DCP was amended to eliminate the right to appoint a third-party administrator of the DCP after October 20, 2009. Similarly, the rabbi trust that is the source of funding for obligations under the DCP was amended so that certain administrative protections that would have gone into effect following a change of control did not apply as a result of the Equity Investment. In addition, as a result of the amendment, the requirement to fully fund the rabbi trust upon a change of control did not apply as a result of the Equity Investment.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our Named Executive Officers that contain provisions regarding payments to be made to such individuals upon termination of their employment, including in connection with a change of control. These agreements are described in greater detail below and in the section of this Proxy Statement above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table — Employment Agreements.” In addition, equity award agreements issued to our Named Executive Officers under the Incentive Plan contain provisions that provide for accelerated vesting of awards in the event of certain termination events and/or upon a change of control. These agreements are described in greater detail below and in the sections of this Proxy Statement above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table — Restricted Stock Awards” and “— Stock Options.”

Employment Agreements

The employment agreement with Mr. Chambers provides for certain payments to be made to him upon termination of his employment. If Mr. Chambers is terminated for “cause” or resigns without “good reason,” then he will be entitled to receive only salary and benefits earned by him or accrued for his account through the date of his termination. If, on the other hand, Mr. Chambers is terminated without “cause” or resigns for “good reason,” he will be entitled to cash severance, payable in installments, equal to the greater of (i) the aggregate amount of his annual base salary, at the rate then in effect, from the date of termination through April 30, 2014 and (ii) two (2) times his annual base salary, at the rate then in effect. Further, Mr. Chambers’ agreement provides that if he is terminated without “cause” or resigns for “good reason” within two years after a “change of control,” then he will be entitled to, within seven days of such termination, a lump-sum payment equal to the present value of his severance entitlements.

Mr. Chambers is subject to certain confidentiality obligations during and after his employment with us. In addition, Mr. Chambers is subject to certain noncompetition and nonsolicitation provisions for a period equal to three years following the later of (i) the date of his termination of employment with us, and (ii) the end of the period during which Mr. Chambers is entitled to receive compensation payments from us under the employment agreement. Termination of Mr. Chambers’ employment due to a breach of one of these covenants constitutes a termination for “cause.” The employment agreement does not prohibit the waiver of a breach of these covenants.

The employment agreements with our other Named Executive Officers also provide for severance benefits upon the occurrence of certain termination events. If employment is terminated for any reason other than termination in connection with a “change of control,” the Named Executive Officer will be entitled to receive the portion of such officer’s earned annual base salary through the date of termination and any bonus to which such officer is entitled pursuant to the Bonus Program for a fiscal year ending prior to the date of termination.

If a Named Executive Officer is terminated without “cause” or for “good reason” within 24 months following a “change of control” or a “potential change of control,” the Named Executive Officer is entitled to receive (i) a lump sum payment equal to two times his or her annual base salary (at the highest annualized rate in effect during the one year period prior to the “change of control” or “potential change of control” date) and (ii) medical and dental coverage at the active employee rate for a period of up to 18 months. Each Named Executive Officer is subject to confidentiality obligations during and after his employment, and is further bound by a covenant not to compete with us for the term of his or her employment and, in the event such executive officer receives a change of control payment, for a period of two (2) years following such executive officer’s termination. The agreements with the Named Executive Officers also contain nonsolicitation provisions that apply for a period of three years following the longer of (a) the termination of the officer’s employment or (b) the period during which the officer is entitled to receive payments under the agreement. Termination of a Named Executive Officer’s employment due to breach of one of these covenants constitutes a termination for “cause.” The employment agreement does not prohibit the waiver of a breach of these covenants.

To the extent payments under the employment agreements to Mr. Chambers or any other Named Executive Officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments to be received by the officer may be reduced to the extent a reduction in the payment amount would put the officer in a better after-tax position than he would be in if the excise tax under Section 4999 were imposed on such payments.

For purposes of the employment agreements, the following terms have been given the meanings set forth below:

(1)	“cause” means (A) in the case of Mr. Chambers: (i) failure to devote appropriate business time to NCI that continues for 30 days after notice of such failure is received from NCI, (ii) disability of the officer, (iii) indictment, conviction or plea of nolo contendere with respect to a felony, (iv) failure to perform any material covenants under the employment agreement that is not cured within 30 days after notice is received from NCI, (v) failure to use commercially reasonable efforts to carry out directives of the Board of Directors or material violation of NCI’s policies that is not cured within 30 days after notice is received from NCI, (vi) an act that brings NCI into public disgrace or harms its business operations, subject to a limited cure opportunity, (vii) habitual insobriety or illegal use of drugs, or (viii) failure to comply in any material respect with the company’s corporate governance guidelines or code of business conduct and ethics that is not cured within 30 days following notice received from NCI; and (B) in the case of the other Named Executive Officers: (i) the officer’s willful and continued failure to substantially perform his duties that continues for 30 days following notice received from NCI, (ii) officer’s willful gross misconduct that materially and demonstrably injures NCI, or (iii) officer’s conviction for committing fraud, embezzlement, theft or another felony, in each case, subject to a limited cure opportunity.
(2)	“change of control” means (A) any person becomes the beneficial owner of 20% or more of the combined voting power of NCI, (B) as a result of, or in connection with, a tender or exchange offer, merger or other business combination, persons who were directors immediately before the transaction cease to constitute the majority of NCI’s Board of Directors, (C) NCI is merged or consolidated with another company or transfers substantially all of its assets to another company and, as a result, less than 50% of the outstanding voting securities of the resulting company are owned in the aggregate by former NCI stockholders, or (D) a tender or exchange offer is made for 30 percent or more of the combined voting power of NCI.
(3)	“good reason” means (A) reduction of the officer’s then current base salary in excess of 10% in any 12 months period (or, in the case of Mr. Chambers, below $400,000 per year), (B) a material reduction in the officer’s title (or, in the case of Mr. Chambers, removal from the office of CEO and Chairman of the Board), (C) a material adverse reduction in the officer’s duties or responsibilities (and, in the case of Mr. Chambers, a material adverse reduction in the nature or status of his authority), (D) breach or failure by NCI to perform any of its material covenants under the employment agreement, or (E) any relocation of the officer’s principal place of employment outside the Houston, Texas metropolitan area. In addition, with respect to Mr. Chambers only, the term “good reason” includes (i) failure by NCI to maintain an annual cash bonus plan in substantially similar form as the Bonus Program or to provide Mr. Chambers with an annual cash bonus opportunity that permits him to earn total cash compensation substantially comparable to the total cash compensation of peer chief executive officers, or (ii) material reduction in the aggregate employee benefits available to Mr. Chambers from time to time.
(4)	“potential change of control” means (A) NCI’s entry into any agreement, the consummation of which would result in a “change of control,” (B) any person publicly announces an intention to take actions that, if consummated, would constitute a “change of control,” or (C) NCI’s Board of Directors adopts a resolution to the effect that a “potential change of control” has occurred.

Equity Incentive Awards

Messrs. Chambers and Dobbins have received special 2004 Long-Term Restricted Stock Awards under the Incentive Plan. The agreements for those awards provide that each such grantee has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock subject to the 2004 Long-Term Restricted Stock Awards will vest in full (i) when the grantee retires from his employment at or after attaining age 65, (ii) upon the grantee’s death, (iii) if the grantee becomes disabled, (iv) upon the grantee’s termination without “cause” by NCI or resignation for “good reason,” or (v) upon the occurrence of a “change of control.” As required by the Investment Agreement, the 2004 Long-Term Restricted Stock Awards were amended to provide that the Equity Investment did not constitute a “change of control” event for purposes of these awards. The grantee will forfeit the shares of restricted stock if such grantee’s employment is terminated for any other reason, including voluntary termination or resignation without “good reason” or termination of employment for “cause.” In addition, each grantee must comply with noncompete and nonsolicitation covenants for the five years immediately following his receipt of any vested shares under his restricted stock award. If the grantee breaches these covenants, the grantee must either return the shares granted to him pursuant to the award, if he still owns them, or pay NCI the then current market value of the shares. For more information regarding the special long-term restricted stock grants, see NCI’s proxy statement for the fiscal year ended November 2, 2008.

Each of our Named Executive Officers received an annual equity based award under the Incentive Plan with respect to fiscal years prior to Fiscal 2013 for which each Named Executive Officer was permitted to elect to receive all or a portion of his equity awards in restricted stock or stock options. Shares of restricted stock will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Shares of restricted stock will fully vest (a) upon the Named Executive Officer’s death or “disability,” (b) upon the Named Executive Officer’s attainment of 65 years of age, or (c) upon the occurrence of a “change of control.” The restricted shares granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. Stock options will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. In addition, stock options will become fully vested (1) upon the Named Executive Officer’s death or “disability” or (2) upon the occurrence of a “change of control.” Following termination of employment, a Named Executive Officer will have 60 days following the date of termination to exercise any vested stock options, except in the event of the Named Executive Officer’s death, disability or retirement, the option may be exercised during the 180-day period following the event.

Each of our Named Executive Officers received a special one-time grant of non-qualified stock options under the Incentive Plan on December 11, 2009. Stock options will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Stock options will become fully vested (1) upon the Named Executive Officer’s death or “disability,” or (2) upon the occurrence of a “change of control.” The options granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. Following termination of employment, a Named Executive Officer will have 60 days following the date of termination to exercise any vested stock options, except in the event of the Named Executive Officer’s death, disability or retirement, the option may be exercised during the 180-day period following the event.

For purposes of the outstanding equity awards, the following terms shall have the meanings set forth below:

(a)	“cause” has substantially the same meaning given such term in Mr. Chambers’ employment agreement but is limited to clauses (i), (iii), (v), (vi), (vii) and (viii) above.
(b)	“change of control” has the same meaning given such term in the employment agreements, except that the Equity Investment does not constitute a “change of control” for purposes of the special 2004 Long-Term Restricted Stock Awards.
(c)	“disability” has the meaning prescribed in the then effective long-term disability plan of NCI that covers the Named Executive Officer or, in the absence of such a plan, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
(d)	“good reason” has the same meaning given such term in the employment agreement of the respective Named Executive Officers who hold such awards.

Each of our Named Executive Officers, received a one-time grant of PSUs under the Incentive Plan in Fiscal 2012 in lieu of annual equity based awards for December of 2012, 2013 and 2014. Each Named Executive Officer was granted a “target” number of PSUs. Subject to continued employment with NCI during a three-year performance period beginning on July 1, 2012 and ending on June 30, 2015, each Named Executive Officer may earn from 0% to 300% of this target number of PSUs based on NCI’s total shareholder return, or “TSR”, during the performance period. For this purpose, the TSR of NCI will be determined by comparing the price of NCI’s Common Stock at July 1, 2012 against the average closing price of NCI’s Common Stock during the 20 trading days ending on June 30, 2015 (together with dividends or other distributions on the Common Stock paid during that period). The opening value for TSR purposes was set by the Compensation Committee at $10 per share, which was higher than the 20-day average as of that date. TSR will be determined on an “absolute” basis, i.e., without regard to the stockholder return of any company that may be considered a peer or competitor of NCI for other purposes. If the TSR is 0% or less, 0% of the target number will be earned. If the TSR is between 0% and 100%, an executive will earn a percentage of the target number corresponding to the percentage of TSR (e.g., if TSR is 50%, 50% of the target number will be earned). If the TSR is greater than 100%, an executive will earn a percentage of the target number equal to (a) 100% plus (b) 2% of the target number for each percentage point that the TSR exceeds 100%, subject to a maximum of 300% of the target number (e.g., if TSR is 110.25%, 120.5% of the target number will be earned). Each earned PSU will be settled in one share of Common Stock immediately after the end of the performance period, less applicable withholding taxes. Any PSUs that are not earned will be forfeited. If NCI pays cash dividends on the Common Stock during the performance period, cash dividend equivalents will accrue on the PSUs, and these dividend equivalents will be earned and paid if the related PSUs are earned and forfeited if the related PSUs are forfeited. The PSUs will become vested on a pro rata basis if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by NCI without cause or by the executive with good reason. If the executive’s employment terminates for any other reason prior to the end of the performance period, all PSUs are forfeited. If a change in control of NCI occurs prior to the end of the performance period, the performance period will immediately end at the time of the change in control and an executive will earn a percentage of the target number based on the TSR achieved determined by reference to the value of the Common Stock at the time of the change in control.

Quantification of Payments

The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if his employment terminated or a change of control occurred on November 1, 2013 (the last business day of Fiscal 2013) under the circumstances shown and making the indicated assumptions. The table excludes (i) amounts accrued through Fiscal 2013 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) benefits generally available to all of our salaried employees, and (iii) stock options with a strike price below the stock price on November 1, 2013. The amounts disclosed assume that the price of our Common Stock was $14.45, which was the closing price of our stock on November 1, 2013. The amounts below have been calculated using numerous other assumptions that we believe are reasonable; however, the actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward looking statements.”

Name	Benefit	Change of Control $(a)	Termination for Cause ($)	Termination Without Cause or by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Disability ($)	Retirement ($)	Death ($)
Mr. Chambers	Severance Payments(b)	1,500,000	None	1,500,000	None	None	None	None
	Accelerated Stock Vesting(c)(d)	6,119,808	None	6,120,718	None	6,119,808	6,119,808	6,119,808
	Accelerated Option Vesting(c)	893,630	None	751,494	None	893,630	None	893,630
	Accelerated PSU Vesting(g)	1,768,319	None	1,657,329	None	1,657,329	None	1,657,329
	Life Insurance(e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement(f)	None	None	None	None	None	None	None
Mr. Johnson	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting(c)	3,057,185	None	3,057,185	None	3,057,185	3,057,185	3,057,185
	Accelerated Option Vesting(c)	490,358	None	408,630	None	490,358	None	490,358
	Accelerated PSU Vesting(g)	932,386	None	878,283	None	878,283	None	878,283
	Life Insurance(e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement(f)	734,463	None	None	None	None	None	None
Mr. Dobbins	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting(c)(d)	2,010,782	None	2,010,782	None	2,010,782	2,010,782	2,010,782
	Accelerated Option Vesting(c)	365,540	None	306,318	None	365,540	None	365,540
	Accelerated PSU Vesting(g)	546,571	None	514,855	None	514,855	None	514,855
	Life Insurance(e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement(f)	664,463	None	None	None	None	None	None
Mr. Robeson	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting(c)	1,545,973	None	1,545,973	None	1,545,973	1,545,973	1,545,973
	Accelerated Option Vesting(c)	359,044	None	323,507	None	359,044	None	359,044
	Accelerated PSU Vesting(g)	546,571	None	514,855	None	514,855	None	514,855
	Life Insurance(e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement(f)	634,463	None	None	None	None	None	None
Mr. Moore	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting(c)	1,800,507	None	1,800,507	None	1,800,507	1,800,507	1,800,507
	Accelerated Option Vesting(c)	160,257	None	135,382	None	160,257	None	160,257

Name	Benefit	Change of Control $(a)	Termination for Cause ($)	Termination Without Cause or by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Disability ($)	Retirement ($)	Death ($)
	Accelerated PSU Vesting(g)	546,571	None	514,855	None	514,855	None	514,855
	Life Insurance(e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement(f)	634,463	None	None	None	None	None	None

(a)	Payable upon termination without cause or for good reason following a change in control. Outstanding restricted stock and stock options fully vest upon a change in control irrespective of a Named Executive Officer’s termination of employment.
(b)	Severance payment under Mr. Chambers’ employment agreement. Upon a termination without cause or resignation for good reason (including during the two-year period following a change in control), Mr. Chambers will receive cash severance equal to the greater of (1) two times his base salary and (2) his then-current salary paid for the remaining term of the agreement (6 months at November 3, 2013). See “Potential Payments Upon Termination or Change in Control — Employment Agreements.”
(c)	The accelerated vesting of stock options is based upon an amount equal to the difference between the exercise price for each unvested option and the closing price per share of the Common Stock (on November 1, 2013, which was $14.45), multiplied by the number of option shares. The accelerated vesting of restricted stock is based upon the closing price per share of NCI’s Common Stock on the New York Stock Exchange on November 1, 2013 of $14.45, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated, less the par value of the shares ($0.01 per share) paid by the Named Executive Officer.
(d)	Messrs. Chambers and Dobbins have received 2004 Long-Term Restricted Stock Awards that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events, as indicated in the table above. For additional information regarding these special long-term grants, please see NCI’s proxy statement for the fiscal year ended November 2, 2008, “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Restricted Stock Grants.”
(e)	Under the executive officer’s employment agreement, the executive officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above if the officer had died in Fiscal 2013.
(f)	Upon a qualifying termination following a change in control, the executive will be entitled to receive two times his annual base salary at the highest annualized rate in effect during the one-year period immediately preceding the date of the change in control event.
(g)	The accelerated vesting of performance share unit awards is based upon the closing price per share of NCI’s Common Stock on the New York Stock Exchange on November 1, 2013 of $14.45, multiplied by the number of performance share units that would vest by reason of the event indicated (i.e., change in control or termination of employment), less the par value of the shares ($0.01 per share) paid by the Named Executive Officer. For the columns relating to termination of employment, the calculation assumes that the target performance level would be achieved at the end of the performance period with the target number then being prorated by the elapsed period from August 1, 2012 through the last day of Fiscal 2013 (a total of 459 days).

Compensation of Directors

Directors of NCI who are also employees of NCI do not receive compensation for their service as directors. In addition to reimbursing our non-employee directors for the expenses incurred to attend and/or participate in meetings, we pay non-employee directors the following amounts:

Annual Retainer Fee	$35,000
Board Meeting Fee	$3,000
Committee Meeting Fee (in the absence of Board meeting on the same day)	$1,500
Executive Committee Fee (in the absence of Board meeting on the same day)	$750
Chairman of Audit Committee	$15,000

Chair of Nominating and Corporate Governance Committee	$10,000
Chair of Compensation Committee	$10,000
Chair of Preferred Dividend Payment Committee	$10,000

In addition, each non-employee director receives a grant of restricted stock and/or stock options under the Incentive Plan having an aggregate fair market value of $60,000 on December 15 of each year, provided that the non-employee director has served as a director for at least six months. Upon initial election to the Board, new directors receive a grant of 300 shares of restricted stock. The stock awards generally vest ratably over a four-year period, subject to accelerated vesting upon the occurrence of certain specified events. These certain specified events include (1) the grantee’s death during the grantee’s continuous service, (2) the grantee’s disability during the grantee’s continuous service, (3) the grantee’s inability to stand for re-election due to age limitations set forth in our By-Laws and corporate governance guidelines, during continuous service, (4) the grantee’s failure to be nominated for re-election or failure to be re-elected if the grantee remains in continuous service until the expiration of his or her term, and (5) upon a change of control.

Messrs. Berges, Sleeper and Zrebiec have assigned all of the compensation each would receive for his services as a director, including any shares of restricted stock, to CD&R, LLC or its affiliates. In the same manner as our other directors, Mr. Berges received reimbursement for travel and other out-of-pocket expenses incurred in connection with his functions and duties as a director, except that Mr. Berges is also entitled to reimbursement of up to $150,000 in the aggregate per calendar year for actual air travel expenses for NCI-related purposes on our corporate aircraft in lieu of reimbursement based on the cost of commercial air travel.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors for Fiscal 2013.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b) ($)	Option Awards(b) ($)	All Other Compensation ($)	Total ($)
Kathleen Affeldt	54,750	60,005	—	—	114,755
James Berges(c)	—	—	—	—	—
Gary L. Forbes	65,000	60,005	—	—	125,005
John J. Holland	37,500	60,005	—	—	97,505
Lawrence J. Kremer	42,500	45,011	15,169	—	102,680
George Martinez	51,000	60,005	—	—	111,005
Nathan K. Sleeper(c)	—	—	—	—	—
Jonathan L. Zrebiec(c)	—	—	—	—	—

(a)	Includes annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each non-employee director as more fully explained in the preceding paragraphs.
(b)	The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards granted under our Incentive Plan in Fiscal 2013, computed in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in NCI’s Annual Report for the fiscal year ended November 3, 2013, for additional detail regarding assumptions underlying the valuation of equity awards. As of November 3, 2013, the non-employee directors held the following outstanding restricted stock awards and stock options: (i) Ms. Affeldt (4,502 restricted shares and 21,788 stock options), (ii) Mr. Forbes (24,576 restricted shares and 3,689 stock options), (iii) Mr. Holland (9,949 restricted shares and 10,894 stock options), (iv) Mr. Kremer (11,623 restricted shares and 7,548 stock options), and (v) Mr. Martinez (24,111 restricted shares and 1,373 stock options). These figures do not include restricted stock or options granted to the non-employee directors on December 16, 2013.
(c)	Does not include fees of $54,000, $44,750, and $42,500 earned by Messrs. Berges, Sleeper, and Zrebiec and paid to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Also does not include 12,606 shares of restricted Common Stock issued to CD&R, LLC on December 17, 2012 as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec.

BOARD OF DIRECTORS

Independence and Meetings

Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. together own over 50% of our outstanding voting power, and we are therefore considered a “controlled company,” within the meaning in the NYSE Listed Company Manual. Accordingly, effective as of the closing of the Equity Investment, we took all corporate action and filed all election notices and other documentation with the NYSE necessary to elect to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters. Pursuant to the Stockholders Agreement, we have agreed to use our reasonable best efforts to elect these exemptions for so long as we qualify for them.

Our Board determined, after considering all of the relevant facts and circumstances, that Ms. Affeldt, Mr. Forbes, Mr. Holland, Mr. Kremer and Mr. Martinez are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that none of the independent directors had any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. For a description of transactions between us and certain members of our Board, please see “Transactions with Related Persons — CD&R Transactions.”

Our Board met three times during the fiscal year ended November 3, 2013. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors held during the period in which he or she was a director and the total number of meetings held by all board committees on which he served during the periods that he served. It is our policy to schedule a meeting of our Board of Directors on the date of the Annual Meeting, and we encourage all of our directors to attend both meetings. All of our then-current directors attended last year’s Annual Meeting.

Our non-management directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions typically occur before or after regularly scheduled meetings of our Board of Directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, if such person is an independent director; otherwise, the Chairman of the Audit Committee serves as presiding director. For information on how you can communicate with our non-management directors, please see “Communications With Our Board.”

Board Committees

Our Board has five standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Affiliate Transactions Committee. Below is a table disclosing board and committee appointments during our Fiscal 2013.

BOARD AND COMMITTEE APPOINTMENTS

Name	Board	Audit	Compensation	Nominating & Corporate Governance	Executive	Affiliate Transactions*
Kathleen J. Affeldt	Member		Chair
James G. Berges	Member			Chair	Chair
Norman C. Chambers	Chairman				Member
Gary L. Forbes	Member	Chair		Member	Member	Member
John J. Holland	Member	Member	Member			Member
Lawrence J. Kremer	Member			Member
George Martinez	Member	Member				Member

Name	Board	Audit	Compensation	Nominating & Corporate Governance	Executive	Affiliate Transactions*
Nathan K. Sleeper	Member		Member	Member	Member
Jonathan L. Zrebiec	Member

*	No chair exists for the Affiliate Transactions Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our Board between scheduled meetings of our Board of Directors, except as provided by the Stockholders Agreement and by our By-Laws, to the fullest extent permitted by Delaware corporate law. However, the Executive Committee does not have the authority to approve amendments to our charter or By-Laws or specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our Board of Directors, a copy of which is available on our website at www.ncigroup.com under the heading “About NCI — Committees & Charters.”

As of the end of Fiscal 2013, the members of the Executive Committee were Mr. Berges, Mr. Chambers, Mr. Forbes, and Mr. Sleeper, with Mr. Berges serving as Chairman. The Executive Committee met two times during the fiscal year ended November 3, 2013.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence, qualifications and performance of our independent auditors; the performance of our internal audit function, our compliance with legal and regulatory requirements, and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors and has the sole authority to appoint, retain, replace or terminate the independent auditor.

As of the end of Fiscal 2013, the members of the Audit Committee were Mr. Forbes, Mr. Holland, and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met five times during the fiscal year ended November 3, 2013.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our Board of Directors, and whom our Board of Directors has determined are “independent” under the listing standards of the NYSE and the rules and regulations of the SEC.

Our Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Forbes, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee operates under a written Audit Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncigroup.com under the heading “About NCI  — Committees & Charters.”

Compensation Committee

The Compensation Committee assists our Board in fulfilling its responsibilities relating to our compensation practices. The Compensation Committee discharges the Board’s responsibilities relating to compensation of directors, officers and senior managers, oversees, evaluates, and advises our Board regarding NCI’s overall compensation policies and structure, including benefit plans and programs, prepares reports on executive compensation required for inclusion in our proxy statements and discusses these reports with our management. The Compensation Committee is permitted to delegate its authority on all matters for which it is responsible to subcommittees consisting of one or more members. The Compensation Committee met two times during the fiscal year ended November 3, 2013.

As of the end of Fiscal 2013, the members of the Compensation Committee were Ms. Affeldt, Mr. Holland, and Mr. Sleeper, with Ms. Affeldt serving as Chairperson. The Compensation Committee is composed solely of directors who are not our officers or employees.

The Compensation Committee operates under a Compensation Committee Charter adopted by our Board, a copy of which is available on our website at www.ncigroup.com under the heading “About NCI — Committees & Charters.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible, subject to and in accordance with the Stockholders Agreement, for identifying or assisting in the identification of, and recommending qualified candidates to serve on our Board and, subject to and in accordance with the Stockholders Agreement, recommending to our Board the director nominees to be elected by our stockholders at each annual or special meeting. In addition, the Nominating and Corporate Governance Committee is responsible for developing and advising our Board with respect to guidelines for the governance of NCI, including monitoring compliance with those guidelines, as well as overseeing succession planning and the evaluation and review of the performance of our Board. As of the end of Fiscal 2013, the members of the Nominating and Corporate Governance Committee were Mr. Berges, Mr. Forbes, Mr. Kremer and Mr. Sleeper, with Mr. Berges serving as Chairman. The Nominating and Corporate Governance Committee met one time during the fiscal year ended November 3, 2013.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our Board, a copy of which is available on our website at www.ncigroup.com under the heading “About NCI — Committees & Charters.” Our Corporate Governance Guidelines adopted by our Board, a copy of which is available at our website at www.ncigroup.com under the heading “About NCI — Committees & Charters,” include the criteria our Board believes are important in the selection of director nominees.

Pursuant to and in accordance with the Stockholders Agreement, for so long as the Investors hold voting power equal in the aggregate to at least 10% of the aggregate voting power held by the Investors immediately following the closing of the Equity Investment, the Investors are entitled to nominate or designate to serve on our Board a number of individuals proportionate to the Investors’ percentage of the voting power of the company at the relevant time (and to nominate or designate the replacements for such directors). At each annual meeting or special meeting of stockholders at which any directors of NCI are to be elected, we will take all corporate and other actions necessary to cause the applicable Investors’ nominees or designees to be nominated for election to our Board and we will solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.

Further, pursuant to and in accordance with the Stockholders Agreement, for so long as stockholders unaffiliated with the Investors own in the aggregate at least 5% of the voting power of NCI, our Board will include (i) at least two directors who will not be appointed or designated by the Investors and will be independent of both the Investors and NCI (the “Unaffiliated Shareholder Directors”), and (ii) the Chief Executive Officer of NCI. One Unaffiliated Shareholder Director will sit on each committee of our Board, except for the Affiliate Transactions Committee, whose members include two members who are Unaffiliated Shareholder Directors.

In identifying and evaluating nominees for director other than directors appointed by the Investors pursuant to the Stockholders Agreement, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our Board to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our Board.

The Board codified standards for directors in the Board’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter. These Corporate Governance Guidelines provide that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the NYSE and any specific requirements established by the Board. Each director also is expected to:

•	exhibit high personal and professional ethics, strength of character, integrity, and values;
•	possess commitment and independence of thought and judgment;
•	possess education, experience, intelligence, independence, fairness, practical wisdom and vision to exercise sound, mature judgments;
•	use his or her skills and experiences to provide independent oversight of our business;
•	possess personality, tact, sensitivity, and perspective to participate in deliberations in a constructive and collegial manner;
•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;
•	devote the time and effort necessary to learn our business; and
•	represent the long-term interests of all stockholders.

In addition, our Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of its oversight of NCI. To that end, our Board places a premium on its members’ professional experience in positions such as a senior manager, chief operations officer, chief financial officer, or chief executive officer of a relatively complex organization such as a corporation, university, or foundation. Ultimately, our Board believes it should be comprised of persons with skills in areas that may include some of the following: finance; manufacturing; sales and markets; strategic planning; development of strategies for sustainability; human resources; safety; legal; international business; and information technology. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

In addition to the targeted skill areas, the Nominating and Corporate Governance Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to our Board, including:

•	Strategy — knowledge of our business model, the formulation of corporate strategies, and knowledge of key competitors and global markets;
•	Leadership — skills in coaching senior executives and the ability to assist the CEO in his development;
•	Organizational Issues — understanding of strategy implementation, change management processes, group effectiveness, and organizational design;
•	Relationships — understanding how to interact with customers, vendors, governments, investors, financial analysts, and communities in which we operate;
•	Functional — understanding of financial matters, financial statements and auditing procedures, legal issues, information technology, and marketing; and
•	Ethics — the ability to identify and raise key ethical issues concerning our activities and senior management as they affect the business community and society.

As part of its periodic self-assessment process, our Board annually determines the diversity of specific skills and experiences necessary for the optimal functioning of our Board in its oversight of NCI over both the short and long term.

The Corporate Governance Guidelines state our policy regarding the director selection process that requires the Nominating and Corporate Governance Committee to review the skills and characteristics that the Board seeks in its members individually and in relation to the composition of our Board as a whole. As part of this process, the Board will assess the skill areas currently represented on our Board and those skill areas represented by directors expected to retire or leave our Board in the near future against the target skill areas established annually by our Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of our Board to carry out its function.

The Nominating and Corporate Governance Committee then establishes the specific target skill areas, characteristics or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, experience in situations comparable to ours (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their organizations successfully), leadership experience and relevant geographical experience. The Board’s current composition reflects diversity in skills and experiences.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors other than directors appointed by the Investors pursuant to the Stockholders Agreement, including referrals from our current directors and management, as well as input from third-party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a candidate be nominated to our Board.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders. Stockholders may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Corporate Secretary at our address set forth on page one of this proxy statement in the form and timing provided in our By-Laws. Subject to the requirements of the Stockholders Agreement described above, nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders for seats on the Board not required to be filled by the Investors’ designees may also be made at an annual meeting of stockholders in the manner provided in our By-Laws. Our By-Laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of stockholders by complying with required notice procedures. To be timely, nominations must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made by us.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:
—	the name, age, business address and residence address of the person;
—	the principal occupation or employment of the person;
—	the class and number of shares of our capital stock that are owned of record or beneficially by the person on the date of the notice; and
—	any other information relating to the person that is required to be disclosed in solicitations for proxies with respect to nominees for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
•	as to the stockholder giving the notice:
—	the name and record address of the stockholder and any other stockholder known by that stockholder to be supporting the nominee; and

—	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Affiliate Transactions Committee

The Affiliate Transactions Committee is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates. As of the end of Fiscal 2013, the members of the Affiliate Transactions Committee were Mr. Forbes, Mr. Holland and Mr. Martinez. The Affiliate Transactions Committee did not meet during the fiscal year ended November 3, 2013.

The Affiliate Transactions Committee operates under an Affiliate Transactions Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncigroup.com under the heading “About NCI — Committees & Charters.”

Preferred Dividend Payment Committee

The Preferred Dividend Payment Committee was responsible for reviewing, evaluating, and approving the payment in cash or in kind of Series B Preferred Dividends to holders of our preferred stock, par value $1.00 per share, designated as Series B Cumulative Convertible Participating Preferred Stock, on every Series B Preferred Dividend Payment Date. This committee was made up of directors unaffiliated with the Investors. On May 14, 2013, the Investors delivered a formal notice requesting the conversion of all of their preferred stock into shares of our Common Stock. In connection with the conversion request, we issued to the Investors 54,136,817 shares of our Common Stock. Because there are no shares of preferred stock outstanding from which to declare dividends on such stock, there is no need for our Payment Dividend Payment Committee. Consequently, in Fiscal 2013 we dissolved this committee.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available at our website at www.ncigroup.com under the heading “About NCI — Committees & Charters.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee, Affiliate Transactions Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncigroup.com under the heading “About NCI — Committees & Charters” or by writing to the Investor Relations Administrator, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

Our Board has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions.

The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Business Conduct and Ethics also provides that our directors who are employed by CD&R, LLC or any other affiliate of the Investors will not be deemed in violation of our Code of Business Conduct and Ethics as a result of any investment by the Investors, insofar as such investment, affiliate transaction and information access is not prohibited under the terms of the Stockholders Agreement and is otherwise in accordance with NCI’s Certificate of Incorporation, By-Laws and the laws of the State of Delaware.

Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncigroup.com under the heading “About NCI — Committees & Charters.” You may also obtain a copy by writing to Investor Relations Administrator at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, and any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be disclosed to the fullest extent as required by law and will be posted on our website at www.ncigroup.com within four business days of any such waiver.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at NCI. NCI recognizes that certain risks are inherent in the operation of an integrated manufacturer of metal buildings and metal building components. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that creates losses or adversely interferes with opportunity gains.

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole but primarily through the Audit Committee, oversees and reviews certain aspects of our risk management efforts. Specific risk management activities performed by management include: identifying and prioritizing risk and risk controls related to significant business activities; monitoring the emergence and onset of certain key risks; and reviewing and determining the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In most cases the Audit Committee of the Board oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail herein. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company.

Risk Analysis of Our Compensation Plans

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on NCI.

Several members of our management team recently conducted an assessment of the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics at the company and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, sales incentives, stock options, performance share units and restricted stock awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout NCI and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. Field sales personnel are paid primarily on a sales commission basis, but all of our officers are paid under the programs and plans for non-sales employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures and individual performance, and (iii) a portfolio approach for stock awards, primarily consisting of time-based restricted stock, stock options and, beginning in Fiscal 2012, performance share units.
•	An important portion of our executive compensation for our NEOs is tied to how our stock price performs over a period of multiple years. For years prior to Fiscal 2012, we tied performance to stock price by granting restricted stockawards generally vesting evenly over four years and stock options also vesting over a period of four years and having terms of ten years. As described above in “Compensation Discussion & Analysis — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Performance Share Units,” beginning in Fiscal 2012, our performance share unit awards granted to our NEOs vest only based on stock price that is sustained through the end of a three year performance period. This minimizes the benefit of a temporary spike in stock price and the possibility that an executive would be motivated to create short-term gain in the stock price without regard to long-term performance. In December 2013 we further focused on motivating our employees to achieve sustained levels of long-term performance with our new performance-based long-term incentive awards granted to our senior managers and key employees other than our NEOs. This new program will have overlapping three-year performance periods, and the payouts under the program will be based on cumulative satisfaction of performance goals over these periods. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Incentive Awards Granted in Fiscal 2014.”
•	The Compensation Committee has discretion to adjust performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our stockholders.
•	Any additions or changes to stock awards or ROA bonus levels must be approved by both the employee’s division president, NCI’s Vice President, Human Resources, as well as senior management.
•	Executive officers are subject to certain holding requirements and our Insider Trading Policy.

In summary, although a significant portion of the compensation provided to Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. Restricted stock and stock option awards are subject to time-based vesting conditions, which retain value even in a depressed market, and performance share unit awards are subject to vesting based on sustained increases in stock price over a three-year performance period, so executives are less likely to take unreasonable risks. With respect to our annual equity grants under the Incentive Plan, which include a fixed and variable component, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

Based on these considerations, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

LEADERSHIP STRUCTURE OF THE BOARD

Our Board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a presiding director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for NCI. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined presiding director role (see below for a full description of the role);
•	the opportunity for executive sessions of the independent directors after every Board meeting; and
•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The presiding director recommends to the Board an appropriate process by which a new chairman and chief executive officer will be selected. The Board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

A key responsibility of the CEO and our Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in NCI. Each year, succession planning reviews are held at every significant organizational level of NCI, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our Board or any specific directors, including non-management and independent directors, may write to:

Board of Directors
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, TX 77064

Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received pertains to questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);
•	attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board or an individual director; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of our Board, our Chairman of the Board presents a summary of all communications received since the last meeting of our Board that were not forwarded and makes those communications available to any director on request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than 10% of any of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Our employees prepare these reports for our directors and executive offers who request it on the basis of the information obtained from them and from NCI’s records. Our directors and officers are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms received by us with respect to Fiscal 2013, or written representations from the reporting persons, we believe that all required reports were timely filed for Fiscal 2013.

LEGAL PROCEEDINGS

To the best of our knowledge, there is no material proceeding to which any director, director designee or executive officer or affiliate of NCI, any owner of record or beneficially of more than 5% of any class of voting securities of NCI, or any associate of such director, nominated director, officer, affiliate of NCI, or security holder is a party adverse to NCI or any of its subsidiaries or has a material interest adverse to NCI or any of its subsidiaries.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

The Nominating and Corporate Governance Committee has approved and adopted a written statement of policy and procedures with respect to related party transactions. This policy covers the review, approval or ratification of transactions between us and “related parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members, beneficial owners of 5% or more of any class of our securities, and any entity in which any such persons are employed, are principals, partners or hold a similar position or in which they have a beneficial interest of 5% or more). The policy covers transactions in which NCI and any related party are participants in which a related party has a material interest, other than (1) transactions between us and affiliates of CD&R, LLC, which are evaluated by the Affiliate Transactions Committee pursuant to the guidelines in the Stockholders Agreement, (2) transactions involving less than $25,000 when aggregated with all similar transactions, and (3) certain exceptions for the employment of executive officers, director compensation, employees of the related party and transactions in which all stockholders receive proportional benefits. The policy generally requires that any related party transaction be approved by the Nominating and Corporate Governance Committee or its Chairman in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, a related party must make full disclosure of all of the facts and circumstances relating to the transaction to our Chief Financial Officer or General Counsel, who must assess this information and decide whether it is a related party transaction. If either of the Chief Financial Officer or General Counsel makes this determination, they must submit the transaction to the Nominating and Corporate Governance Committee or to its Chairman. The Nominating and Corporate Governance Committee or its Chairman will approve such transaction only if, in its good faith determination, it is in, or is not inconsistent with, the best interests of NCI and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chair thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction. In addition, certain transactions with related stockholders may be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

The Affiliate Transactions Committee, which is further described in “Board of Directors — Board Committees — Affiliate Transactions Committee,” is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates.

CD&R Transactions

Restructuring

On October 20, 2009, we completed a financial restructuring that resulted in a change of control of NCI. Pursuant to the Investment Agreement, we issued and sold to the Investors, for an aggregate purchase price of $250 million, an aggregate of 250,000 shares of Series B Cumulative Convertible Participating Preferred Stock, or “Preferred Stock”, convertible into 39,221,839 shares of Common Stock (adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010) based on the initial conversion price (or approximately 68.4% of our then voting power) (such purchase and sale, the “Equity Investment”).

Pursuant to the Investment Agreement and the Stockholders Agreement, for so long as we qualify as a “controlled company” within the meaning set forth in the Listed Company Manual of the NYSE or any similar provision in the rules of a stock exchange on which our securities are quoted or listed for trading, we have agreed to use our reasonable best efforts to take advantage of the exemptions afforded such controlled companies. Accordingly, we have elected to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters.

Among other provisions, the Stockholders Agreement entitles the Investors to certain nomination or designation rights with respect to our board of directors; subscription rights with respect to future issuances of common stock by us; corporate governance rights; and consent rights with respect to certain types of transactions we may enter into in the future. In connection with the Equity Investment, we made a determination that the acquisition of our equity interests by the Investors would not be subject to the provisions of Section 203 of the DGCL. At the time of the Equity Investment, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, which provides for customary demand and piggyback registration rights with respect to the shares of our common stock held by the Investors. The Secondary Offering completed in January 2014 was effected pursuant to this Registration Rights Agreement. The Registration Rights Agreement also provides that we will indemnify the Investors and their affiliates in connection with the registration of our securities thereunder.

As a result of their respective positions with CD&R, LLC and its affiliates, Mr. Berges, Mr. Sleeper and Mr. Zrebiec may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment, including:

•	the Investment Agreement, pursuant to which Clayton, Dubilier & Rice Fund VIII L.P.’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc. on October 20, 2009;
•	an Indemnification Agreement indemnifying CD&R and its affiliates against certain liabilities arising out of the transactions with CD&R and certain other liabilities and claims;
•	the Stockholders Agreement; and
•	the Registration Rights Agreement.

For additional information regarding the transactions with CD&R, LLC and the Investors’ relationship with CD&R, LLC and the Investors and the above referenced agreements, see “Item 1. Business” and “Item 1A. Risk Factors” of our Form 10-K, as well as Note 14 to our audited financial statements included in our Form 10-K.

Amendment Agreement

On May 8, 2012, we entered into an Amendment Agreement with the Investors, the holders of our shares of Preferred Stock, to eliminate our dividend obligation on the Preferred Stock, which accrued at an annual rate of 12% unless paid in cash at 8% (the “Amendment Agreement”).

Under the terms of the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock (the “Certificate of Designations”), we were obligated to pay quarterly dividends to the Investors from October 20, 2009, through October 20, 2019, subject to certain dividend “knock-out” provisions. The Amendment Agreement provided for the Certificate of Designations to be amended to terminate the dividend obligation from and after March 15, 2012 (the “Dividend Knock-out”).

As consideration for the Dividend Knock-out, the Investors received a total of 37,834 additional shares of Preferred Stock. Upon closing the transaction on July 5, 2012, the Investors held Preferred Stock with an aggregate liquidation preference and accrued dividends of approximately $345 million, entitling the Investors to receive approximately 54.1 million shares of Common Stock, then representing 72.7% of the voting power and Common Stock of NCI on an as-converted basis and an increase of approximately 2% from the Investors’ then current stockholdings.

The Amendment Agreement with the Investors was approved by NCI’s independent directors, as “independence” is defined by the rules and regulations of the SEC and listing standards of the NYSE, as well as by all of the our directors who are independent of and not affiliated with the Investors.

For additional information regarding the transaction, see our Current Report on Form 8-K filed with the SEC on May 14, 2012.

Conversion

On May 14, 2013, the Investors delivered a formal notice requesting the conversion of all of their Preferred Stock into shares of our Common Stock (the “Conversion”). In connection with the Conversion request, we issued to the Investors 54,136,817 shares of our Common Stock. The Conversion eliminated all the outstanding Preferred Stock during our third quarter of Fiscal 2013. Under the terms of the Certificate of Designations, no consideration was required to be paid by the Investors to the Company in connection with the Conversion.

The terms of the Preferred Stock issued to the Investors entitled the holders thereof to vote on an as-converted basis (without taking into account any limitations on convertibility that may then be applicable) with the holders of Common Stock. As the holder of a majority voting position, the Investors will be able to significantly influence or control matters submitted to stockholders for vote, including the proposals considered in this proxy statement.

For additional information regarding the conversion, see our Current Report on Form 8-K filed with the SEC on May 14, 2013.

Secondary Offering, Stock Repurchase and Cancellation

On January 15, 2014, the Investors completed the Secondary Offering of 9,775,000 shares of our Common Stock pursuant to our shelf registration statement previously filed and declared effective by the SEC on March 27, 2013. The Investors received all proceeds from the Secondary Offering, which was effected pursuant to the Registration Rights Agreement with the Investors.

In addition to the Secondary Offering, on January 6, 2014, we announced that we had entered into a separate agreement with the Investors to repurchase 1,150,000 shares of our Common Stock in the Stock Repurchase, contingent on the closing of the Secondary Offering and subject to other conditions, at a price per share equal to the price per share to be paid by the underwriters to the Investors in the Secondary Offering for a total of approximately $20 million. The Stock Repurchase was a private, non-underwritten transaction that was approved and recommended by our Affiliate Transactions Committee of our Board, and closed on January 15, 2014, simultaneously with the Secondary Offering. We have cancelled all shares repurchased in the Stock Repurchase.

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed with management the audited financial statements contained in NCI Building Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended November 3, 2013. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of NCI’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. We also reviewed written disclosures and the letter from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board, Ernst & Young LLP’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.

Based on those discussions and review, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 3, 2013, for filing with the Securities and Exchange Commission. We have appointed Ernst & Young LLP as NCI’s independent auditors for Fiscal 2014, and have submitted the appointment for stockholder ratification.

We also reviewed and discussed the fees paid to Ernst & Young LLP for the fiscal year ended November 3, 2013 for audit and non-audit services, which fees and services are described in the proxy statement under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence. The Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES (Chair)
JOHN J. HOLLAND
GEORGE MARTINEZ

Our Independent Registered Public Accounting Firm and Audit Fees

Ernst & Young LLP served as our independent registered public accountants for Fiscal 2013. A representative of Ernst & Young LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.

Audit Fees.  We incurred fees of $1,686,782 during Fiscal 2013 and $1,610,000 during Fiscal 2012 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during Fiscal 2013 and Fiscal 2012 were pre-approved by the Audit Committee.

Audit-Related Fees.  We did not incur any fees during Fiscal 2013 for other services rendered by Ernst & Young LLP that were reasonably related to its audit and review of our financial statements, including reviews of internal control design and operation and assistance in evaluating the requirements of the Sarbanes-Oxley Act of 2002. We did not incur any such fees during Fiscal 2012.

Tax Fees.  We incurred fees of $64,671 for Fiscal 2012 for Ernst & Young LLP’s professional services related to certain Mexican and U.S. tax matters. We did not incur any such fees during Fiscal 2013. All of these services are permitted non-audit services. All of the tax-related services provided to us by Ernst & Young LLP during Fiscal 2012 were pre-approved by the Audit Committee.

All Other Fees.  We incurred fees of $2,160 during Fiscal 2013 and $2,159 during Fiscal 2012 for research tool subscriptions rendered by Ernst & Young LLP. All of the research tool subscriptions provided to us by Ernst & Young LLP during Fiscal 2013 and Fiscal 2012 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.

The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $25,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Mr. Forbes, and in the event of his unavailability, to another member of the Audit Committee.

All of the services performed by Ernst & Young LLP in Fiscal 2013 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during Fiscal 2013, Ernst & Young LLP did not provide any services prohibited by the Sarbanes-Oxley Act of 2002.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals for the 2015 Annual Meeting

If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2015, you must submit the proposal in writing to our Corporate Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than close of business (5:30 p.m. CST) on September 29, 2014 (the 120th day prior to January 27, 2015, the anniversary of the date on which this year’s proxy was mailed to you). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. That proposal must comply with Section 8 of Article II of our By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.

Advance Notice Required for Stockholder Nominations and Proposals for the 2015 Annual Meeting

Our By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2015 if it is received not less than 90 nor more than 120 days prior to the date of the 2015 Annual Meeting of Stockholders. Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of our By-Laws may be obtained by writing to our Corporate Secretary at the address listed above. Our By-Laws require our Board or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

ANNUAL REPORT

A copy of our Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for Fiscal 2013, accompanies this proxy statement. These materials do not form part of the material for the solicitation of proxies.

We have filed our Annual Report on Form 10-K for Fiscal 2013 with the Securities and Exchange Commission. It is available free of charge on our web site at www.ncigroup.com and at the SEC’s web site at www.sec.gov.

Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our proxy statement and Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or call us at 281-897-7788. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

MISCELLANEOUS

Our Board knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of any class of our equity securities is based upon information contained in reports filed by that owner with the SEC.

By Order of the Board of Directors

TODD R. MOORE

TODD R. MOORE
Executive Vice President, General Counsel and
Corporate Secretary

Houston, Texas
January 27, 2014

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting To Be Held February 25, 2014

The Notice of Annual Meeting of Stockholders, our Proxy Statement, and Annual Report to
Sotockholders are available at www.edocumentview.com/NCS.

Annex A

NCI Building Systems, Inc.
Senior Executive Bonus Plan

I. Purposes

The purposes of the NCI Building Systems, Inc. Senior Executive Bonus Plan (the “Plan”) are to retain and motivate executive officers and key employees of the Company or any of its Subsidiaries who have been designated by the Compensation Committee (the “Committee”) to participate in the Plan by providing them with the opportunity to earn performance-based incentive payments. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Certain Definitions

“Adjusted EBITDA” shall mean, for a Performance Period, net income before equity in earnings of unconsolidated Subsidiaries, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests. If Adjusted EBITDA is negative for a fiscal year, Adjusted EBITDA for purposes of this Plan shall be deemed to be zero.

“Award” shall mean any incentive payment made to a Participant pursuant to the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and any successor thereto.

“Covered Employee” means any “covered employee” as defined in Section 162(m) of the Code.

“Designation Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) ninety (90) days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Designation Period may be taken at a later date if permissible under Section 162(m) of the Code.

“Participant” shall mean, for a Performance Period, the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; the Presidents of each of the Company’s operating divisions or Subsidiaries; and any other executive officer, officer or key employee of the Company or any Subsidiary who is designated to participate in the Plan by the Committee or the Chief Executive Officer of the Company. Participants who are or who could reasonably be expected to be Covered Employees shall be designated as Participants by the Committee on or before the end of the Designation Period (or a later date if permissible under Section 162(m) of the Code).

“Performance Period” shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Section 162(m) of the Code).

“Plan” shall mean the NCI Building Systems, Inc. Senior Executive Bonus Plan as set forth herein, as it may be amended from time to time.

“Section 162(m) of the Code” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

III. Administration

3.1. General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Award granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2. Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a) to designate the Participants for a Performance Period;

(b) to determine the amounts of the Awards and any other material terms and conditions applicable to the Awards;

(c) to decide whether, and under what circumstances and subject to what terms, Awards are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies, with the requirements set forth in Section 409A of the Code; provided, however, that, any deferral contemplated by the Plan must be permitted by, and shall be governed by, the terms of the deferred compensation plan or program pursuant to which the Participant may be entitled to defer his or her annual bonuses from time to time;

(d) to decide whether, and under what circumstances and subject to what terms, Awards are to be settled in shares of common stock or other equity awards of the Company (provided, that any such equity awards shall be issued under the Company’s long-term equity incentive plan as in effect from time to time), and the terms and conditions applicable to such awards, including without limitation vesting terms; and

(e) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan, so long as permitted under Section 162(m) of the Code.

3.3. Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) determine the amount of such person’s Award for such Performance Period and (iii) take any other action required to be taken under Section 162(m) of the Code. Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation under the Plan, including, without limitation, regarding his or her own Award.

3.4. Limitations on Discretion.  It is the intention that Awards under the Plan qualify as qualified performance-based compensation under Section 162(m) of the Code and that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m) of the Code. The Plan shall be construed at all times in favor of its meeting the exception for qualified performance-based compensation contained in Section 162(m) of the Code. Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to Adjusted EBITDA) if the actual exercise of such discretion or the ability to exercise such discretion would cause any Award to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code. Therefore, if any Plan provision is found not to be in compliance with the exception for qualified performance-based compensation, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

IV. Awards

4.1. Determination of Award Amounts.  The maximum aggregate Award payable to each Participant under the Plan shall not exceed three percent (3%) of the Company’s Adjusted EBITDA for the applicable Performance Period. The amount of each Participant’s Award for a Performance Period shall be determined by the Committee, acting in its sole discretion subject to the maximum amount set forth above. For the avoidance of doubt, the Committee, acting in its sole discretion using whatever individual or corporate performance goals it determines to use, may determine to pay a lesser amount with respect to an Award than the maximum amount specified herein. However, no Participant shall receive payment with respect to an Award unless Adjusted EBITDA in respect of the applicable Performance Period exceeds zero. For the avoidance of doubt, the exercise of negative discretion with respect to any Participant shall not operate to result in an increase in a payment to any other Participant.

4.2. Timing of Payment.  Subject to Section 3.2(d), payment in respect of an Award under the Plan shall be in cash and shall be paid as soon as practicable after the end of the Performance Period, but no later than the 15th day of the third month following the end of the Performance Period. As conditions to the right of a Participant to receive an Award, (i) the Committee shall first certify in writing the Company’s Adjusted EBITDA (which must be greater than zero) and that the Award has been determined in accordance with the provisions of the Plan and (ii) such Participant must be employed by the Company on the payment date. Notwithstanding clause (ii) of the preceding sentence but subject to the other terms and conditions of the Plan and to the extent consistent with Section 162(m) of the Code, the Committee may make payment in respect of an Award under the Plan to a Participant whose employment with the Company terminates prior to the end of the Performance Period, whether pursuant to an individual agreement between the Participant and the Company or its Subsidiary or otherwise.

V. General

5.1. Effective Date and Term of Plan.  The Plan shall become effective with respect to the fiscal year of the Company beginning on November 4, 2013, subject to Section 5.16. The Plan shall remain in effect until it is terminated by the Board or the Committee.

5.2. Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code.

5.3. Non-Transferability of Awards.  No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company (including the procedures in Section 5.7, if applicable). Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

5.4. Tax Withholding.  The Company and each Subsidiary shall have the right and power to deduct from all amounts paid to a Participant (whether under the Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award.

5.5. Payment by a Subsidiary.  The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

5.6. No Right of Participation or Employment.  No person shall have any right to participate in the Plan. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.7. Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Award shall be payable to the Participant’s estate of legal representative.

5.8. Governing Law.  The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.9. Other Plans.  Award payments under the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless either (i) such other plan provides compensation such as Award payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

5.10. Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5.2.

5.11. Forfeiture of Awards under Applicable Laws or Regulations.  Awards granted under the Plan shall be subject to clawback policies as the Company may adopt or approve from time to time or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may (i) cancel, reduce, or require a Participant to forfeit any Award granted under the Plan or (ii) require a Participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Award granted under the Plan, in each case, to the extent not prohibited by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.

5.12. Unfunded Plan; Plan Not Subject to ERISA.  The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

5.13. Limitation Period for Claims.  Any person who believes he or she is being denied any benefit or right under the Plan may file a written notice with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

5.14. 409A Compliance.  The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

5.15. Severability.  If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

5.16. Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for approval at the annual meeting of the stockholders of the Company to be held in February 2014. The effectiveness of the Plan is subject to such stockholder approval.

nci BUILDING SYSTEMS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2, 3 and 5, and every 3 years for Proposal 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Norman C. Chambers (term will expire in 2017)	☐	☐	☐
02 - Kathleen J. Affeldt (term will expire in 2017)	☐	☐	☐
03 - Nathan K. Sleeper (term will expire in 2017)	☐	☐	☐

+

Proposal	For	Against	Abstain
2. Approval of the Senior Executive Bonus Plan.	☐	☐	☐
3. An advisory vote on executive compensation.	☐	☐	☐

Proposal	Every 1 Year	Every 2 Years	Every 3 Years	Abstain
4. An advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

Proposal	For	Against	Abstain
5. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears above. Joint owners must each sign personally. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 8 2 4 6 7 2 +

01RO7B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Annual Report and Proxy Statement are available at: www.edocumentview.com/NCS

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

NCI BUILDING SYSTEMS, INC.

Proxy — NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders
February 25, 2014 – 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. ("NCI"), to be held on February 25, 2014 at 10:00 a.m., local time, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 27, 2014 is hereby acknowledged.

THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 5, AND EVERY 3 YEARS FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.